EXECUTION VERSION
CONFIDENTIAL

MASTER TRANSACTION AGREEMENT
dated as of February 23, 2025
between
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY
(referred to as the Ceding Companies)
and
RGA REINSURANCE COMPANY
(referred to as the Reinsurer)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

TABLE OF CONTENTS
Section 1.01    Certain Defined Terms    2
ARTICLE II    TRANSACTIONS TO BE EFFECTUATED AT CLOSING    18
Section 2.01    Closing    18
Section 2.02    Gross Statutory-to-Economic Reserve Adjustment    19
Section 2.03    Preliminary Estimated Closing Statement; Estimated Closing Statement; Investment Asset Selection    19
Section 2.04    Final Closing Statement    21
Section 2.05    Closing Date Deliveries    25
ARTICLE III    REPRESENTATIONS AND WARRANTIES REGARDING THE CEDING COMPANIES    26
Section 3.01    Incorporation and Authority of the Ceding Companies    26
Section 3.02    No Conflict    27
Section 3.03    Consents and Approvals    27
Section 3.04    Financial Statements; Books and Records    27
Section 3.05    Absence of Certain Changes    29
Section 3.06    Absence of Litigation    29
Section 3.07    Compliance with Laws    29
Section 3.08    Governmental Licenses and Permits    29
Section 3.09    Insurance Regulatory Matters    30
Section 3.10    Reinsurance Agreements    31
Section 3.11    Actuarial Appraisal; Specified Data    32
Section 3.12    Brokers    33
Section 3.13    Separate Accounts    34
Section 3.14    Reserves    35
Section 3.15    Data Protection    35
Section 3.16    Product Tax Matters    36
Section 3.17    Producers    36
Section 3.18    Third Party Administrators    36
Section 3.19    Investment Assets    37
Section 3.20    Solvency    37
Section 3.21    ERISA Matters    37
Section 3.22    Unclaimed Property    37
Section 3.23    Anti-Money Laundering Laws    38
Section 3.24    Regulatory Closed Block    38
Section 3.25    Investment Option Agreements    38
Section 3.26    NO OTHER REPRESENTATIONS OR WARRANTIES    38
i

ARTICLE IV    REPRESENTATIONS AND WARRANTIES REGARDING THE REINSURER    39
Section 4.01    Incorporation and Authority of Reinsurer    39
Section 4.02    No Conflict    39
Section 4.03    Consents and Approvals    40
Section 4.04    Absence of Litigation    40
Section 4.05    Solvency    40
Section 4.06    Regulatory Matters    40
Section 4.07    Financial Statements    41
Section 4.08    Financial Ability    42
Section 4.09    Brokers    42
Section 4.10    No Reliance    42
Section 4.11    NO OTHER REPRESENTATIONS OR WARRANTIES    43
ARTICLE V    COVENANTS    43
Section 5.01    Conduct of Business Prior to the Closing    43
Section 5.02    Pre-Closing Access to Information    44
Section 5.03    Reasonable Best Efforts    45
Section 5.04    Third-Party Consents    48
Section 5.05    Recapture of Captive Reinsurance Agreements    48
Section 5.06    Post Closing Access to Information    48
Section 5.07    Confidentiality    50
Section 5.08    Non-Solicitation    50
Section 5.09    Exclusivity    51
Section 5.10    [***]    51
Section 5.11    Further Assurances    52
Section 5.12    Ceding Company Names and Marks    52
Section 5.13    Privilege Preservation    52
ARTICLE VI    CONDITIONS TO CLOSING AND RELATED MATTERS    53
Section 6.01    Conditions to the Obligations of Reinsurer and the Ceding Companies    53
Section 6.02    Conditions to Obligations of the Ceding Companies    53
Section 6.03    Conditions to Obligations of Reinsurer    54
Section 6.04    Frustration of Closing Condition    55
ARTICLE VII    TERMINATION AND WAIVER    55
Section 7.01    Termination    55
Section 7.02    Notice of Termination    56
Section 7.03    Effect of Termination    56
ARTICLE VIII    SURVIVAL; INDEMNIFICATION    56
Section 8.01    Survival of Representations, Warranties and Covenants    56

Section 8.02    Indemnification    57
Section 8.03    Certain Limitations    58
Section 8.04    Definitions    60
Section 8.05    Procedures    61
Section 8.06    Direct Claims    62
Section 8.07    Sole Remedy    62
Section 8.08    Treatment of Indemnity Payment    62
Section 8.09    Right to Indemnification    63
ARTICLE IX    GENERAL PROVISIONS    63
Section 9.01    Expenses    63
Section 9.02    Notices    63
Section 9.03    Public Announcements    64
Section 9.04    Severability    65
Section 9.05    Entire Agreement    65
Section 9.06    Assignment    65
Section 9.07    No Third-Party Beneficiaries    66
Section 9.08    Amendment    66
Section 9.09    Schedules    66
Section 9.10    Submission to Jurisdiction    66
Section 9.11    Governing Law    67
Section 9.12    Waiver of Jury Trial    67
Section 9.13    Specific Performance    67
Section 9.14    Waivers    67
Section 9.15    Rules of Construction    67
Section 9.16    Reserves    68
Section 9.17    Counterparts    69
Section 9.18    Reinsurer Deliveries    69
Section 9.19    Time of Essence    69
Section 9.20    Conflict Between Transaction Documents    69
Section 9.21    Prevailing Party    69
Section 9.22    Incontestability    69

SCHEDULES
Schedule 1.01(a)    Ceding Company Knowledge Persons
Schedule 1.01(b)    Reinsurer Knowledge Persons
Schedule 1.01(c)    Required Regulatory Approvals
Schedule 1.01(d)    [***]
Schedule 1.01(e)    [***]
Schedule 2.03(a)    Reference Net Settlement Statement
Schedule 2.03(b)    Agreed Accounting Principles
Schedule 2.03(c)    Asset Portfolio
Schedule 2.03(d)    Asset Selection Protocol

Schedule 2.03(e)    Fair Market Value Methods
Schedule 5.04        Third-Party Consents

EXHIBITS
Exhibit A    Form of EFLIC Reinsurance Agreement
Exhibit B    Form of EFLOA Reinsurance Agreement
Exhibit C    Form of EFLA Reinsurance Agreement
Exhibit D    Form of EFLIC Trust Agreement
Exhibit E    Form of EFLOA Trust Agreement
Exhibit F    Form of IMA Letter Agreement
Exhibit G    [***]
Exhibit H-1    Form of Captive Reinsurance Recapture Amendment (EFLIC-EQ AZ)
Exhibit H-2    Form of Internal Reinsurance Recapture Amendment (EFLIC-EFLOA)
Exhibit H-3    Form of Captive Reinsurance Recapture Amendment (EFLOA-EQ AZ)

This MASTER TRANSACTION AGREEMENT (including all schedules, exhibits and annexes hereto, this “Agreement”), dated as of February 23, 2025, is made by and between Equitable Financial Life Insurance Company, a New York-domiciled insurance company (“EFLIC”), Equitable Financial Life Insurance Company of America, an Arizona-domiciled insurance company (“EFLOA”), Equitable Financial Life and Annuity Company, a Colorado-domiciled insurance company (“EFLA” and, together with EFLIC and EFLOA, the “Ceding Companies” and each, a “Ceding Company”) and RGA Reinsurance Company, a Missouri-domiciled insurance company (the “Reinsurer”). Each of the Ceding Companies and the Reinsurer shall be referred to herein as a “Party” and, together, the “Parties.”
PRELIMINARY STATEMENTS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements, the Ceding Companies wish to transfer to Reinsurer, and Reinsurer wishes to acquire and discharge, as applicable, certain assets and liabilities associated with the Business (as hereinafter defined); and
WHEREAS, it is contemplated that, upon the terms and subject to the conditions set forth in this Agreement, at the Closing: (a) each of the Ceding Companies, on the one hand under separate agreements, and Reinsurer, on the other hand, will enter into a Coinsurance and Modified Coinsurance Agreement, substantially in the form attached as Exhibit A, Exhibit B and Exhibit C hereto, as applicable (each a “Reinsurance Agreement” and, collectively, the “Reinsurance Agreements”), pursuant to which, upon the terms and subject to the conditions set forth therein, such applicable Ceding Company will cede to Reinsurer, and Reinsurer will reinsure, (i) on a combined coinsurance and modified coinsurance basis, a seventy-five percent (75%) quota share of the General Account Liabilities (as defined therein), (ii) a seventy-five percent (75%) quota share of the Separate Account Liabilities (as defined therein) consisting of, among other things, those universal life insurance contracts, variable universal life insurance contracts, indexed universal life insurance contracts, corporate sponsored variable universal life insurance contracts (as applicable), single premium life insurance contracts, level term and annual renewable term life insurance contracts and participating life insurance contracts described therein, and (iii) a seventy-five percent (75%) quota share of the Regulatory Closed Block Liabilities (as defined therein) consisting of certain participating life insurance contracts described therein on a modified coinsurance basis; (b) each of EFLIC and EFLOA, on the one hand under separate agreements, and Reinsurer and the Trustee, on the other hand, will enter into Trust Agreements, substantially in the forms attached as Exhibit D and Exhibit E hereto, as applicable, pursuant to each of which, upon the terms and subject to the conditions set forth therein, Reinsurer will establish with the Trustee a trust account for the sole use and benefit of the applicable Ceding Company to collateralize its obligations under the applicable Reinsurance Agreement (each a “Trust Account” and, together, the “Trust Agreements”); (c) on or around the Closing Date, as agreed between the parties thereto and subject to the terms of the IMA Letter Agreement (as defined below), the Reinsurer and AllianceBernstein L.P. will enter into a Discretionary Investment Advisory Agreement (the “Investment Management Agreement”); and (d) Equitable Holdings, Inc., the parent company of the Ceding Companies, and Reinsurer have, on the date hereof, entered into a letter agreement, in the form attached as Exhibit F hereto, in connection with the Investment Management Agreement (the “IMA Letter Agreement”).
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
[***]
“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actuarial Appraisal” shall have the meaning set forth in Section 3.11.
“Adjusted Gross Statutory-to-Economic Reserve Adjustment” means the Gross Statutory-to-Economic Reserve Adjustment for each such Ceding Company, as adjusted as of the Closing as set forth on Schedule 2.03(b) under the section titled “Line-Item: Purchase Price Adjustment (“PPA”)”.
“Adjustment Report” shall have the meaning set forth in Section 2.04(e)(iv).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.
[***]
“Aggregate Cap” shall have the meaning set forth in Section 8.03(a).
“Agreed Accounting Principles” means the accounting principles, procedures and methodologies set forth on Schedule 2.03(b).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Applicable Ceding Company Reports” shall have the meaning set forth in the respective Reinsurance Agreements.
“Applicable Privacy Laws” means applicable Laws relating to privacy, data protection, information security, data breach or the collection and use of an individual’s information and user information gathered, accessed, collected, used or otherwise processed by a Ceding

Company or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Contracts, including, but not limited to, the Gramm-Leach-Bliley Act, 15 U.S.C. § 6809(4); the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d–2; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq.; the New York Department of Financial Services Cybersecurity Rule, 23 NYCRR 500; and any U.S. state-level adoption of the NAIC Model Laws #668, #670, #672, and #673.
[***]
“Asset Portfolio” means the Investment Assets of the applicable Ceding Company set forth on the attached Schedule 2.03(c) as may be adjusted in good faith by each Ceding Company from time to time prior to Closing in its ordinary course of business and in a manner that results in such pool of Investment Assets for each Ceding Company, as applicable, having substantially similar book yield, duration, credit rating and ratio of Fair Market Value to Statutory Book Value in the aggregate before and after such adjustments to remove and replace impaired assets, matured assets or cash from the maturity or redemption or similar repurchase of any such Investment Assets in compliance with the Asset Selection Protocol, and in any case as otherwise adjusted as agreed by the Ceding Companies and the Reinsurer.
“Asset Selection Protocol” shall have the meaning set forth on Schedule 2.03(d).
[***]
“Books and Records” means originals or copies of all books and records in the possession, custody or control of each Ceding Company or any of its Affiliates that relate to the Reinsured Contracts, the Reinsured Liabilities (as defined in the Reinsurance Agreements) or the Separate Accounts, including administrative records, claim records, sales records, underwriting records, financial records, reinsurance records, compliance records and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to the corporate organization or capitalization of any such Ceding Company or its Affiliates, tax returns or records (other than with respect to Premium Taxes (as defined in the Reinsurance Agreements) and similar taxes that relate to the Reinsured Contracts or the Separate Accounts), records of any employee of a Ceding Company or its Affiliates, benefit plan records with respect to any employee of a Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine.
“Burdensome Condition” means that none of the Ceding Companies nor the Reinsurer or their respective Affiliates shall be obligated to take or refrain from taking, or to agree to their respective Affiliates taking or refraining from taking, any action, or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, in each case, imposed by a Governmental Authority in connection with any permit, order, consent, approval, non-disapproval, non-objection, exemption or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements, (a) in the case of the Ceding Companies would reasonably be expected to (i) have a material adverse effect on the financial condition or results of operations of Equitable Holdings, Inc. or any Ceding Company assuming, in the case of each of EFLOA and EFLA, that such entity were at least the size and had similar financial characteristics as EFLIC, after giving effect to the transactions contemplated by this Agreement, (ii) require a Ceding Company or any of its Affiliates to incur any material liability with respect to the Business after the Closing Date, except as contemplated by this Agreement or the other Transaction Agreements, [***], (iii) restrict in any material respect the ability of a Ceding Company or any of its Affiliates to conduct their respective business in a way that is material to any such entity assuming such entity were at least the size and had similar financial characteristics as EFLIC, or (iv) result in a material impairment of the aggregate economic benefits expected as of the date hereof to be obtained by the Ceding Companies and their Affiliates, taken as a whole, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, or materially and adversely affect the rights, liabilities, or obligations of any Ceding Company or any of their Affiliates under this Agreement, any of the other Transaction Agreements, or the transactions contemplated by the Required Regulatory Approvals, [***], or (b) in the case of the Reinsurer would reasonably be expected to (i) have a Business Material Adverse Effect or a material adverse effect on the financial condition or results of operations of Reinsurance Group of America Inc., Reinsurer or [***], assuming in the case of [***] such entity were at least the size and had similar financial characteristics as Reinsurer, after giving effect to the transactions contemplated by this Agreement, (ii) require or involve the sale, disposition, or separate holding, through the establishment of a trust or otherwise, of any businesses, operations, or assets, or any interests therein, of the Reinsurer that is material to the Reinsurance Group of America Inc. and its respective Subsidiaries (the “Reinsurer Group”) taken as a whole, or otherwise limit any assets, business or operations, or interest in any assets, business or operations of the Reinsurer or any of its Affiliates that are unrelated to this Agreement or the other Transaction Agreements and that are in a manner that is, in the case of the Reinsurer Group or any member thereof, material to the Reinsurer Group taken as a whole, (iii) result in a material impairment of the aggregate economic benefits expected as of the date hereof to be obtained by the Reinsurer in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, or materially and adversely affect the rights, liabilities, or obligations of the Reinsurer or any of the applicable RGA Transaction Parties under this Agreement, any of the other Transaction Agreements, or the transactions contemplated by the Required Regulatory Approvals, [***], or (iv) require any capital or support arrangement (including risk-based or solvency ratio-based capital) or contribution by the Reinsurer or any of its Affiliates for the benefit of any Person (other than as contemplated by the Transaction Agreements).
“Business” means, with respect to each Ceding Company, the business of issuing, selling, underwriting, marketing, administering, servicing, delivering insuring, reinsuring, cancelling and distributing the Reinsured Contracts issued by such Ceding Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Material Adverse Effect” means, as applicable to each Ceding Company (a) a material adverse effect on the financial condition or results of operations of the Business, taken as a whole; provided, that no event, change, circumstance, effect, development, condition or occurrence resulting from or arising out of any of the following shall constitute or be deemed to contribute to a Business Material Adverse Effect or be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur: (i) changes in economic, business or regulatory conditions generally affecting the United States retirement products and services industry or the annuity industry, (ii) changes in United States or global capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or price levels, equity prices or trading volumes in the United States or foreign securities markets, (iii) local or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or any Contagion Event, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, in each case, whether commenced before or after the date hereof and whether inside or outside the United States, (iv) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by this Agreement or the other Transaction Agreements, (v) the public announcement or the pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the identity of Reinsurer or any of its Affiliates or any communication by Reinsurer or any of its Affiliates regarding plans, proposals or projections with respect to the Business (including to the extent related thereto, the impact thereof on relationships, contractual or otherwise, with customers, policyholders, reinsurers, brokers, distributors, partners or employees), (vi) changes or prospective changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, including any changes in capital requirements for insurance companies required by applicable Law or mandated by any Governmental Authority, (vii) any action taken by Reinsurer or its Affiliates, or taken by any Ceding Company or its Affiliates at the request of Reinsurer or with Reinsurer’s prior written consent, (viii) any change (or potential change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change or potential change may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely or expected to occur) of any Ceding Company or any of its Affiliates, (ix) any change in the value of any of the Investment Assets of any Ceding Company (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely or expected to occur unless otherwise excluded hereunder), (x) any failure by any Ceding Company to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely or expected to occur) or (xi)  any effect that is cured by the Ceding Companies prior to the Closing; provided, that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (vi) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Ceding Companies or the Business as compared to the business of other participants engaged in the industries in which the Business operates; or (b) a material impairment or delay of the ability of any Ceding Company or any of its Affiliates to perform any of their material obligations under this Agreement or the other Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.
“Cap” shall have the meaning set forth in Section 8.03(a).
“Captive Reinsurance Agreements” means the Captive Reinsurance Agreements as defined in each of the Reinsurance Agreements.
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[***]
“Ceding Companies” shall have the meaning set forth in the preamble hereto.
“Ceding Companies Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Ceding Companies to Reinsurer in connection with the execution and delivery of this Agreement.
“Ceding Company Confidential Information” means all information made available to Reinsurer prior to the Closing by any Ceding Company or its Affiliates or their respective Representatives (including information disclosed in the course of negotiation of this Agreement or the other Transaction Agreements) regarding any Ceding Company or its Affiliates, and not directly related to the Business, except that “Ceding Company Confidential Information” shall not include information that (i) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.07), (ii) was already known to Reinsurer or its Affiliates (other than by previous disclosure by any Ceding Company or its Affiliates or their respective Representatives) as of the date hereof and not subject to any duty of confidentiality to any Ceding Company or its Affiliates or their Representatives, or (iii) after the Closing Date, is lawfully made available or known to Reinsurer or its Affiliates by a Person not subject to any duty of confidentiality to any Ceding Company or its Affiliates or their respective Representatives.
“Ceding Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Incorporation and Authority of the Ceding Companies) Section 3.02(a) (No Conflict) and Section 3.12 (Brokers).
“Ceding Company Indemnified Persons” shall have the meaning set forth in Section 8.02(b).
“Ceding Company Names and Marks” shall have the meaning set forth in Section 5.10.
“Ceding Company Party” means any Ceding Company or any Affiliate of such Ceding Company that is a party to any Transaction Agreement, if any.
[***]

“Ceding Company Reports” shall have the meaning set forth in the respective Reinsurance Agreements.
“Claim Notice” shall have the meaning set forth in Section 8.05(a).
“Claiming Party” shall have the meaning set forth in Section 9.21.
“Clifford Chance” means Clifford Chance US LLP.
“Closing” shall have the meaning set forth in Section 2.01.
“Closing Date” shall have the meaning set forth in Section 2.01.
“Code” means the United States Internal Revenue Code of 1986.
“Condition Satisfaction” shall have the meaning set forth in Section 2.01.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.07(a).
“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) or any worsening thereof or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority or quasi-governmental authority in response thereto.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Damages” shall have the meaning set forth in Section 7.03.
“Data Room” means the electronic data site titled “Project Winterfell” established by the Ceding Companies and maintained by Donnelly Financial Solutions Venue.
“Deductible” shall have the meaning set forth in Section 8.03(a).
“Defending Party” shall have the meaning set forth in Section 9.21.
“Dispute Notice” shall have the meaning set forth in Section 2.04(e)(i).
“Effective Time” shall have the meaning set forth in Section 2.01.
“EFLA” shall have the meaning set forth in the recitals.
“EFLIC” shall have the meaning set forth in the recitals.

“EFLOA” shall have the meaning set forth in the recitals.
“Eligible Assets” shall have the meaning set forth in the Reinsurance Agreement.
“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(b).
“EQ AZ” means EQ AZ Life Re Company, an Arizona captive insurance company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Statement” shall have the meaning set forth in Section 2.03(b).
“Estimated Gross Statutory-to-Economic Reserve Adjustment” shall have the meaning set forth in Section 2.03(b).
“Estimated Initial Premium” shall have the meaning set forth in Section 2.03(b).
“Estimated Initial Required Balance” shall have the meaning set forth in Section 2.03(b).
“Existing Reinsurance Agreements” means all reinsurance agreements under which a Ceding Company has ceded to reinsurers (whether or not Affiliated with the Ceding Company) risks arising in respect of the Reinsured Contracts (and only to the extent such agreements cover the Reinsured Contracts) where such agreements (a) are in force as of the date hereof, and (b) all such reinsurance agreements as may be in force and effect from time to time between the date hereof and Closing but only as of such time as such reinsurance agreement comes into force and effect; provided, however, that Existing Reinsurance Agreements shall not include the Internal Reinsurance Agreement, the Captive Reinsurance Agreements [***].
“Fair Market Value” means, as of any date of determination, (a) as to cash and cash equivalent, the face amount thereof, (b) as to securities listed on an exchange or in an over-the-counter market (including Short-Term Treasuries), the closing bid price on such exchange or market on such date of determination, plus all accrued but unpaid interest on such securities through the Business Day immediately preceding such date, if such unpaid interest amount is expressly not already reflected in such closing price, and (c) as to any other investment asset the fair market value of such asset determined in accordance with the Fair Market Value Methods.
“Fair Market Value Methods” means the methodologies, procedures and policies set forth on Schedule 2.03(e) for purposes of determining the Fair Market Value of an asset.
“Final Closing Statement” shall have the meaning set forth in Section 2.04(f).
“Final Gross Statutory-to-Economic Reserve Adjustment” shall have the meaning set forth in Section 2.04(f).
“Final Initial Premium” shall have the meaning set forth in Section 2.04(f).
“Final Initial Required Balance” shall have the meaning set forth in Section 2.04(f).

“Final Transferred Asset Value” shall have the meaning set forth in Section 2.04(f).
“Financial Statements” shall have the meaning set forth in Section 3.04(a).
“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a Person that resulted in a representation or warranty of such Person set forth in the Agreement, as applicable, being materially breached (made with the knowledge that a representation or warranty of such Person set forth in this Agreement was actually breached when made), and made with the express intent of inducing any other party to enter into this Agreement and upon which such other party has relied to its detriment; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.
“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.
“General Account Liabilities” shall, as applicable to each such Ceding Company, have the meaning set forth in the Reinsurance Agreement to be entered into by such Ceding Company.
“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Gross Statutory-to-Economic Reserve Adjustment” means the Gross Statutory-to-Economic Reserve Adjustment for each such Ceding Company, as determined as of the Closing as set forth on Schedule 2.03(b) under the section titled “Line-Item: Gross Statutory-to-Economic Reserve Adjustment”.
“IMA Letter Agreement” shall have the meaning set forth in the recitals hereto.
“Indemnifiable Losses” shall have the meaning set forth in Section 8.04(a).
“Indemnitee” shall have the meaning set forth in Section 8.04(b).
“Indemnitor” shall have the meaning set forth in Section 8.04(c).
“Indemnity Payment” shall have the meaning set forth in Section 8.04(d).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.04(e)(iii).
“Initial Premium” shall have the meaning set forth in the Reinsurance Agreement.
“Initial Required Balance” shall have the meaning set forth in the Reinsurance Agreement.
“Initial Settlement Statement” means the Preliminary Estimated Closing Statement, the Estimated Closing Statement, and the Final Closing Statement.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means any intellectual property rights with respect to the following, whether or not registered: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof), (b) trademarks, service marks, trade names, trade dress, logos, slogans, tag-lines, trade names, domain names (including registrations and applications therefor) and other indicators of source or origin, and any goodwill associated therewith, any and all common law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing, (c) copyrights and proprietary rights in works of authorship, whether or not registered or published, and registrations and applications for registration thereof and (d) trade secrets, including in know-how, inventions, concepts, methods, processes, formulae, and methodologies, in the case of each of (a), (b), (c) and (d) above, arising under applicable Law of any jurisdiction, including with respect to Software.
“Interest Rate” means (a) the annual yield rate, on the date to which the [***] Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of [***] months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519), plus (b) [***] basis points.
“Interim Reporting Period” shall have the meaning set forth in the Reinsurance Agreement.
“Internal Reinsurance Agreement” has the meaning ascribed to it in the Reinsurance Agreement.
“Investment Assets” means the cash and investment assets owned by, or held in trust for the benefit of, the applicable Ceding Company in respect of the Business, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Management Agreement” shall have the meaning set forth in the recitals hereto.

“Investment Option Agreements” means any agreement between a Ceding Company or any of its Affiliates, on the one hand, and any variable investment trust or variable investment fund, its distributor and/or investment manager, on the other hand, providing for the use of such variable investment trust or variable investment fund’s portfolios as investment options in respect of the Reinsured Contracts and the direct or indirect payment to the Ceding Company or its Affiliates of 12b-1 fees, distribution services fees, administrative services fees, shareholder services fees or other payments related to the offering of such  investment options for the Reinsured Contracts, including, but not limited to, participation agreements, Rule 12b-1 fee agreements, administrative services agreements and revenue sharing agreements.
“Knowledge” means: (a) in the case of the Ceding Companies, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(a) and (b) in the case of Reinsurer, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(b).
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest or other similar encumbrance or lien.
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“Outside Date” shall have the meaning set forth in Section 7.01(b).
“Party or Parties” shall have the meaning set forth in the preamble hereto.
“Permits” shall have the meaning set forth in Section 3.08(a).
“Permitted Liens” means with respect to any asset, any: (i) carriers’, mechanics’, materialmen’s or similar Lien arising in the ordinary course of business; (ii) Lien arising from any act of, or any contract or order binding on, or any condition applicable to, Reinsurer or any of its Affiliates; (iii) Lien related to deposits required by any Insurance Regulator; (iv) Lien incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (v) Lien for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith; (vi) Lien arising under a conditional sales contract or equipment lease with a third party; (vii) Lien arising out of this Agreement or the other Transaction Agreements; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (ix) customary interests of nominees, custodians, brokers, clearinghouses or similar intermediaries in connection with investment assets or restrictions or limitations on transfer under applicable securities Laws and (x) Lien or other imperfection of title that does not materially detract from the current value or materially interfere with the current use of the properties or rights affected thereby.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Personal Information” means any information or data, regardless of form, relating to the Reinsured Contracts or other contracts issued by any Ceding Company that (a)  directly or indirectly identifies a specific individual, relates to a specific individual, describes a specific individual, is reasonably capable of being associated with a specific individual, or could reasonably be linked with a specific individual; or (b) any information which is governed by an Applicable Privacy Law; provided, that information that is otherwise publicly available (as “publicly available” is defined by Applicable Privacy Law) shall not be considered “Personal Information”; provided, further, that “Personal Information” does not include de-identified personal data, which is information that does not identify, or cannot reasonably identify, relate to, describe, be capable of being associated with or be linked, directly or indirectly, with an individual.
“Plan Assets” has the meaning set forth in the plan asset regulations promulgated by the U.S. Department of Labor, 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.
“Plan of Reorganization” means Plan of Reorganization under Section 7312 of the New York Insurance Law, adopted as of November 27, 1991, by the Board of Directors of The Equitable Life Assurance Society of the United States, including all exhibits, attachments and schedules thereto.
“Policy Forms” shall have the meaning set forth in Section 3.09(b).
“Preliminary Estimated Closing Statement” shall have the meaning set forth in Section 2.03(a).
“Preliminary Estimated Initial Premium” shall have the meaning set forth in Section 2.03(a).
“Preliminary Estimated Initial Required Balance” shall have the meaning set forth in Section 2.03(a).
“Preliminary Gross Estimated Statutory-to-Economic Reserve Adjustment” shall have the meaning set forth in Section 2.03(a).
“Preliminary Settlement Date” has the meaning set forth in Section 2.03(a).
“Preliminary Transferred Asset Value” shall have the meaning set forth in Section 2.03(a).
“Preliminary Transferred Investment Assets” shall have the meaning set forth in Section 2.03(a).
“Pricing Date” shall have the meaning set forth on Schedule 2.03(b).

“Proceeding” shall have the meaning set forth in Section 9.21.
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of any Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts prior to the Closing on behalf of the Business.
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“Reference Net Settlement Statement” means the pro forma general account net settlement statement attached hereto as Schedule 2.03(a), which sets forth a sample calculation of the Initial Premium, Gross Statutory-to-Economic Reserve Adjustment, Adjusted Gross Statutory-to-Economic Reserve Adjustment, Initial Required Balance and Transferred Asset Value as of [***] and has been prepared in accordance with the Agreed Accounting Principles, the Fair Market Value Methods and the Asset Selection Protocol, as applicable, and is attached for illustrative purposes only.
“Registered Separate Account” shall have the meaning set forth in Section 3.13(c).
“Regulatory Closed Block Liabilities” shall have the meaning set forth in the Reinsurance Agreement to be entered into by EFLIC.
“Regulatory Closed Block Policies” shall have the meaning set forth in the Reinsurance Agreement to be entered into by EFLIC.
“Regulatory Closed Block Statutory Reserves” shall have the meaning set forth in the Reinsurance Agreement to be entered into by EFLIC.
“Reinsurance Agreement” shall have the meaning set forth in the recitals hereto.
“Reinsurance Contracts” shall have the meaning set forth in Section 3.10.
“Reinsurance Premium” means (a) as of the Pricing Date, [***] in the aggregate, which such amount shall be allocated promptly after the date hereof in a reasonable and prudent manner by the mutual agreement of the Parties, acting in good faith, for each of EFLIC, EFLOA, and EFLA (and any reference in this Agreement to the Reinsurance Premium as of the Pricing Date shall be deemed a reference to such amounts as allocated), and, to the extent the Parties cannot agree within 60 days of the date hereof, such amount shall be allocated as follows: [***] to EFLIC, [***] to EFLOA and [***] to EFLA, and (b) as of the Closing Date, in each case, the amounts determined in clause (a) as adjusted and as determined for each such Ceding Company as of the Closing as set forth on Schedule 2.03(b) under the section titled “Line-Item: Reinsurance Premium”.
“Reinsured Contracts” shall, as applicable to each Ceding Company, have the meaning set forth in the Reinsurance Agreement to be entered into by such Ceding Company.

“Reinsured Liabilities” shall, as applicable to each Ceding Company, have the meaning set forth in the Reinsurance Agreement to be entered into by such Ceding Company.
“Reinsurer” shall have the meaning set forth in the preamble hereto.
“Reinsurer Confidential Information” means all information made available to the Ceding Companies prior to the Closing by the Reinsurer or its Affiliates or their respective Representatives (including information disclosed in the course of negotiation of this Agreement or the other Transaction Agreements) in respect of the transactions contemplated by this Agreement and the Transaction Agreements regarding the Reinsurer or its Affiliates, and not related to the Business, except that “Reinsurer Confidential Information” shall not include information that (i) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.07), (ii) was already known to any of the Ceding Companies or its Affiliates (other than by previous disclosure by the Reinsurer or its Affiliates or their respective Representatives) as of the date hereof and not subject to any duty of confidentiality to the Reinsurer or its Affiliates or their Representatives, or (iii) after the Closing Date, is lawfully made available or known to any of the Ceding Companies or its Affiliates by a Person not subject to any duty of confidentiality to the Reinsurer or its Affiliates or their respective Representatives.
“Reinsurer Deductible” shall have the meaning set forth in Section 8.03(b).
“Reinsurer Financial Statements” shall have the meaning set forth in Section 4.07(a).
“Reinsurer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of Reinsurer), and Section 4.09 (Brokers).
“Reinsurer Indemnified Persons” shall have the meaning set forth in Section 8.02(a).
“Reinsurer Material Adverse Effect” means, as applicable to the Reinsurer (a) a material adverse effect on the financial condition or results of operations of the Reinsurer; provided, that no event, change, circumstance, effect, development, condition or occurrence resulting from or arising out of any of the following shall constitute or be deemed to contribute to a Reinsurer Material Adverse Effect or be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would be reasonably likely to occur: (i) changes in economic, business or regulatory conditions generally affecting the United States retirement products and services industry or the annuity industry, (ii) changes in United States or global capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or price levels, equity prices or trading volumes in the United States or foreign securities markets, (iii) local or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or any Contagion Event, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, in each case, whether commenced before or after the date hereof and whether inside or outside the United States, (iv) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by this Agreement or the other Transaction Agreements, (v) the public announcement or the pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the identity of any Ceding Company or any of its Affiliates or any

communication by any Ceding Company or any of its Affiliates regarding plans, proposals or projections with respect to the Business (including to the extent related thereto, the impact thereof on relationships, contractual or otherwise, with customers, policyholders, reinsurers, brokers, distributors, partners or employees), (vi) changes or prospective changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, including any changes in capital requirements for insurance companies required by applicable Law or mandated by any Governmental Authority, (vii) any action taken by any Ceding Company or its Affiliates, or taken by the Reinsurer or its Affiliates at the request of any Ceding Company or with any Ceding Company’s prior written consent, (viii) any change (or potential change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change or potential change may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would be reasonably likely or expected to occur) of the Reinsurer, (ix) any change in the value of any of the investment assets of Reinsurer (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would be reasonably likely or expected to occur unless otherwise excluded hereunder), (x) any failure by the Reinsurer to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would be reasonably likely or expected to occur) or (xi)  any effect that is cured by the Reinsurer prior to the Closing; provided, that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (vi) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Reinsurer as compared to the business of other participants engaged in the industries in which the Reinsurer operate; or (b) a material impairment or delay of the ability of Reinsurer or any of its Affiliates to perform their respective material obligations under this Agreement or the other Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.
“Reinsurer Party” means Reinsurer or any Affiliate of Reinsurer that is a party to any Transaction Agreement.
“Reinsurer Permits” shall have the meaning set forth in Section 4.06(d).
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“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel, advisors or other representatives of such Person and of such Person’s Affiliates.
“Required Regulatory Approvals” means the consents, approvals, non-disapprovals, non-objections, waivers, authorizations, notice and filings set forth on Schedule 1.01(c).

“Resolution Period” shall have the meaning set forth in Section 2.04(e)(iii).
“Review Period” shall have the meaning set forth in Section 2.04(e).
“RGA Transaction Parties” means any of the Affiliates of the Reinsurer to the extent that it is a party to any of the Transaction Agreements or any of the transactions contemplated by any of the Required Regulatory Approvals.
“SAP” means the statutory accounting principles and practices prescribed or permitted by the New York State Department of Financial Services (with respect to EFLIC), the Arizona Department of Insurance (with respect to EFLOA) or the Colorado Division of Insurance (with respect to EFLA) as in effect at the relevant time.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
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“Separate Account Annual Statements” shall have the meaning set forth in Section 3.04(e).
“Separate Account Liabilities” shall, as applicable to each such Ceding Company severally and not jointly, have the meaning set forth in the Reinsurance Agreement to be entered into by such Ceding Company.
“Separate Account Statements” shall have the meaning set forth in Section 3.04(e).
“Separate Accounts” shall have the meaning set forth in Section 3.13(a).
“Software” means any and all computer programs, applications and software, including any and all software implementations of algorithms, databases, models, methodologies, report formats and menus (whether in source code, object code or other form).
“Solvent” when used with respect to a Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, whether or not reflected in a balance sheet prepared, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed, (b) such Person will have, as of such date, adequate capital to carry on its businesses and all businesses in which it is about to engage and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, in the ordinary course of business as they mature or become due.
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“Statutory Book Value” shall have the meaning set forth in the Reinsurance Agreement.
“Subject Closing Statement” shall have the meaning set forth in Section 2.04(d).
“Tax” or “Taxes” means all income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.
“Third-Party Actuary” means OliverWyman.
“Third-Party Claim” shall have the meaning set forth in Section 8.04(e).
“Third-Party Consents” shall have the meaning set forth in Section 5.05(a).
“Threshold Amount” shall have the meaning set forth in Section 8.03(a).
“Transaction Agreements” means, collectively, this Agreement, the Reinsurance Agreements, the Trust Agreements, the IMA Letter Agreement, the Recapture Amendments, [***] and, as and when entered into as contemplated by the IMA Letter Agreement, the Investment Management Agreement.
“Transferred Asset Value” means the aggregate Fair Market Value of the Transferred Investment Assets as of the close of business on the Business Day immediately preceding the Closing Date.
“Transferred Investment Assets” shall have the meaning set forth in Section 2.03(b).
“Trust Account” shall have the meaning set forth in the recitals hereto.
“Trust Agreement” shall have the meaning set forth in the recitals hereto.
“Trustee” means the trustee named in the applicable Trust Agreement, and any successor trustee appointed as such pursuant to the terms of such Trust Agreement, which shall be reasonably acceptable to each applicable Party.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
“Willkie” means Willkie Farr & Gallagher LLP.
ARTICLE II
TRANSACTIONS TO BE EFFECTUATED AT CLOSING
Section 2.01    Closing. The closing of the transactions contemplated by this Agreement to be then completed, including entry into the Reinsurance Agreements and the Trust Agreements (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time (or, at any party’s option, by electronic exchange of counterpart signatures and other Closing deliverables), on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been so satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than two (2) Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. on the first day of the month in which the Closing occurs (the “Closing Date”). The “Effective Time” shall be deemed to occur as of 12:01 a.m. on the first day of the quarter in which the Closing Date occurs; provided, that, if the Closing Date occurs on the first day of a quarter, the Effective Time shall be deemed to occur as of 12:01 a.m. on the Closing Date.
Section 2.02    Gross Statutory-to-Economic Reserve Adjustment. Upon the terms and subject to the conditions set forth in this Agreement and the applicable Transaction Agreements, at the Closing, each Ceding Company shall cede to Reinsurer, and Reinsurer shall accept and reinsure, effective as of the Effective Time, the General Account Liabilities on a seventy-five percent (75%) coinsurance basis and the Separate Account Liabilities and (in the case of EFLIC only) the Regulatory Closed Block Liabilities, each on a seventy-five percent (75%) modified coinsurance basis upon the terms and subject to the conditions set forth in the Reinsurance Agreements; and each Ceding Company shall transfer the applicable Transferred Investment Assets having a Fair Market Value as of the close of the Business Day immediately prior to the Closing Date equal to the applicable Initial Premium, as adjusted for the applicable Gross Adjusted Statutory-to-Economic Reserve Adjustment and otherwise as determined in accordance with the Agreed Accounting Principles into the applicable Trust Account as provided in the applicable Reinsurance Agreement and applicable Trust Agreement.
All proceedings to be taken, documents to be executed and delivered, payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed and delivered.
Section 2.03    Preliminary Estimated Closing Statement; Estimated Closing Statement; Investment Asset Selection.
(a)    On the third (3rd) Business Day immediately prior to the anticipated Closing Date (the “Preliminary Settlement Date”), each Ceding Company shall deliver to the Reinsurer a statement (the “Preliminary Estimated Closing Statement”) in the same format as the Reference Net Settlement Statement setting forth: (i) an estimated statement of net settlement with respect to the Reinsured Liabilities ceded pursuant to the Reinsurance Agreements as of the Effective Time, and each Ceding Company’s good faith estimate of the Initial Premium derived therefrom (the “Preliminary Estimated Initial Premium”) including such Ceding Company’s good faith estimate of the Adjusted Gross Statutory-to-Economic Reserve Adjustment as of the Effective Time (the “Preliminary Estimated Gross Statutory-to-Economic Reserve Adjustment”), (ii) a list of Investment Assets of each Ceding Company selected by such Ceding Company from the Asset Portfolio in accordance with the Asset Selection Protocol from the Investment Assets of the Business to be transferred to the applicable Trust Account in satisfaction of the Estimated Initial Premium under the applicable Reinsurance Agreement having an aggregate Fair Market Value as of the close of business on the Business Day immediately preceding such Preliminary Settlement Date, as estimated by such Ceding Company in good faith, equal to the Preliminary Estimated Initial Premium (the “Preliminary Transferred Investment Assets”); (iii) a statement setting forth such Ceding Company’s good faith estimate of the Initial Required Balance as of the Closing Date (the “Preliminary Estimated Initial Required Balance”) under the applicable Reinsurance Agreement; and (iv) such Ceding Company’s good faith estimate of the Fair Market Value of each of the applicable Transferred Investment Assets as of the close of business on the Business Day immediately preceding the Preliminary Settlement Date (in the aggregate, the “Preliminary Estimated Transferred Asset Value”). Each component of the Preliminary Estimated Closing Statement will be prepared in good faith in accordance with the Agreed Accounting Principles, the Fair Market Value Methods and the Asset Selection Protocol, as applicable. During the period between the delivery of the Preliminary Estimated Closing Statement and the Estimated Closing Statement, the Ceding Companies and Reinsurer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Preliminary Estimated Closing Statement and, if applicable, the Preliminary Estimated Closing Statement as revised pursuant to such discussions between the Ceding Companies and Reinsurer shall thereafter be deemed the Preliminary Estimated Closing Statement for all purposes hereunder; provided, however, that if the Ceding Companies and Reinsurer, in each case at their respective sole discretion despite good faith efforts, do not reach agreement with respect to any such corrections during such period for any reason, then the Preliminary Estimated Closing Statement delivered by the Ceding Companies shall control, and the Ceding Companies’ acceptance of any revisions to the Preliminary Estimated Closing Statement proposed by Reinsurer shall not constitute a condition to Reinsurer’s obligations to consummate the transactions contemplated by this Agreement or a basis for the Closing Date to be postponed or delayed.
(b)    Following the close of business on the Business Day immediately prior to the anticipated Closing but prior to the anticipated Closing Date, each Ceding Company shall deliver to the Reinsurer a statement updating each of the components of the Preliminary Estimated Closing Statement in the same format as the Reference Net Settlement Statement (as so updated, the “Estimated Closing Statement”) to set forth: (i) an estimated statement of net settlement with respect to the Reinsured Liabilities ceded pursuant to the Reinsurance Agreements as of the Effective Time, and each Ceding Company’s good faith estimate of the Initial Premium derived therefrom (the “Estimated Initial Premium”) including a statement of the Adjusted Gross Statutory-to-Economic Reserve Adjustment as of the Effective Time (the “Estimated Gross Statutory-to-Economic Reserve Adjustment”); (ii) a list of Investment Assets of each Ceding Company selected by such Ceding Company from the Asset Portfolio in accordance with the Asset Selection Protocol from the Investment Assets of the Business to be transferred to the applicable Trust Account in satisfaction of the Estimated Initial Premium under the applicable Reinsurance Agreement having an estimated aggregate Fair Market Value as of the close of business on the Business Day immediately preceding the Closing Date, as estimated by such Ceding Company in good faith, equal to the Estimated Initial Premium (the “Transferred Investment Assets”); (iii) a statement setting forth such Ceding Company’s good faith estimate of the Initial Required Balance as of the Closing Date (the “Estimated Initial Required Balance”) under the applicable Reinsurance Agreement; and (iv) such Ceding Company’s good faith estimate of the Fair Market Value of each of the applicable Transferred Investment Assets as of the close of business on the Business Day immediately preceding the Closing Date (in the aggregate, the “Estimated Transferred Asset Value”). Each component of the Estimated Closing Statement will be prepared in good faith in accordance with the Agreed Accounting Principles, the Fair Market Value Methods and the Asset Selection Protocol, as applicable.
(c)    On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and the Reinsurance Agreements, (i) each Ceding Company shall transfer the applicable Transferred Investment Assets (as have been selected by such Ceding Company from the Asset Portfolio in accordance with the Asset Selection Protocol) to the applicable Trust Account, and (ii) Reinsurer shall transfer to each Trust Account additional Eligible Assets having a Statutory Book Value equal to the excess, if any, of the Estimated Initial Required Balance over the Estimated Initial Premium in respect of such Reinsurance Agreement, each as set forth in the Estimated Closing Statement. All third-party costs or expenses incurred (whether prior to, on or following the Closing Date), including attorney’s fees, in connection with such transfers shall be borne by the Party incurring such expenses.
Section 2.04    Final Closing Statement.

(a)    The Final Initial Premium, the Final Initial Required Balance and the Final Transferred Asset Value under each Reinsurance Agreement shall be determined as set forth in this Section 2.04 and in accordance with the Agreed Accounting Principles and the Fair Market Value Methods, as applicable.
(b)    Within five (5) Business Days of the determination of the Final Initial Premium, the Final Initial Required Balance and the Final Transferred Asset Value for such Reinsurance Agreement in accordance with this Section 2.04:
(i)    if the Final Initial Premium exceeds the Final Transferred Asset Value, such Ceding Company shall pay to Reinsurer or its designee an amount equal to such excess; and
(ii)    if the Final Transferred Asset Value exceeds the Final Initial Premium, such Ceding Company shall be permitted to withdraw from the applicable Trust Account an amount equal to such excess or, if such withdrawal would reduce the assets of the applicable Trust Account below the Required Balance applicable thereto, the Reinsurer shall pay to such Ceding Company an amount equal to such excess;
in each case, together with interest thereon from the Closing Date to the date of payment, accrued at the Interest Rate.
(c)    Payments pursuant to Section 2.04(b) shall be made in cash by wire transfer of immediately available funds or investment assets as mutually agreed between the applicable payee and the payor, and any investment assets shall be transferred with valid legal title free and clear of all Liens other than restrictions or limitations on transfer under applicable securities Laws. The payor shall estimate in good faith the Fair Market Value of any investment assets to be transferred in connection therewith, and each of the Parties shall use reasonable best efforts to agree to the actual Fair Market Value as promptly as possible thereafter in a manner consistent with, and based upon, the Fair Market Value Methods, and (x) if the Fair Market Value of any such investment assets is greater than the estimate made by the payor, the payee shall make any subsequent payments that may be required to address such difference within five (5) Business Days after such determination, and (y) if the Fair Market Value of any such investment assets is less than the estimate made by the payor, the payor shall, make any subsequent payments that may be required to address such difference within five (5) Business Days after such determination in each case with interest accruing on such amount at the Interest Rate for the period from and including the date of payment pursuant to Section 2.04(b) to but not including the date of payment.
(d)    No later than ninety (90) days after the Closing Date, the Ceding Companies shall deliver to Reinsurer a statement in the same format as the Reference Net Settlement Statement (the “Subject Closing Statement”) setting forth (i) a statement of net settlement with respect to the Reinsured Liabilities ceded pursuant to the Reinsurance Agreement as of the Effective Time, and such Ceding Company’s calculation of the Initial Premium derived therefrom including a statement of the Adjusted Gross Statutory-to-Economic Reserve Adjustment as of the Closing Date), (ii) the Fair Market Value as of the close of business on the

Business Day immediately preceding the Closing Date of each Transferred Investment Asset and the aggregate Final Transferred Asset Value of all Transferred Investment Assets as of the close of business on the Business Day immediately preceding the Closing Date and (iii) such Ceding Company’s good faith calculation of the Initial Required Balance as of the Closing Date. The Subject Closing Statement will be prepared in good faith in accordance with the Agreed Accounting Principles and the Fair Market Value Methods, as applicable, and will be in the same format as the Estimated Closing Statement. During the period following Closing prior to the delivery of the Subject Closing Statement, each Ceding Company and Reinsurer shall cooperate and each Ceding Company shall take into account in preparing the Subject Closing Statement any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Estimated Closing Statement or any corrections, adjustments, additional information and details, updated calculations or similar information, if any, brought to its attention by Reinsurer.
(e)    Reinsurer shall have sixty (60) days after the date on which the Subject Closing Statement is delivered to it to review the Subject Closing Statement and the calculations set forth therein (the “Review Period”). In furtherance of such review, each Ceding Company shall provide Reinsurer and its Representatives with such access to the employees and Representatives of such Ceding Company who are responsible for and knowledgeable about the information set forth in the Subject Closing Statement and to such documentation, records and other information of such Ceding Company that Reinsurer or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of such Ceding Company or its Affiliates; provided, further, that the independent accountants and actuaries of such Ceding Company will not be obligated to make any work papers available to Reinsurer, unless and until Reinsurer has signed a customary confidentiality/non-reliance agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable.
(i)    If Reinsurer disagrees with the Subject Closing Statement (including any amount, valuation or computation set forth therein), Reinsurer may, on or prior to the last day of the Review Period, deliver a notice to the applicable Ceding Company setting forth, in reasonable detail, each disputed item or amount and the basis for Reinsurer’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, Reinsurer’s position as to the correct amount or computation that should have been included in the Subject Closing Statement, with reasonable supporting detail. Matters as to which Reinsurer may submit a Dispute Notice in respect of the Subject Closing Statement shall be limited to (i) whether the Subject Closing Statement was prepared in accordance with the methodologies, procedures, judgments, assumptions and estimates described in the Agreed Accounting Principles, the Fair Market Value Methods or the Asset Selection Protocol, as applicable, and (ii) whether any arithmetic error was made in the line items or calculation set forth therein. The Parties will pay any undisputed amount upon receipt of the Dispute Notice in accordance with the requirements set forth in Section 2.04(b).
(ii)    If Reinsurer has accepted the Subject Closing Statement in writing, or if no Dispute Notice is received by the Ceding Companies with respect to any matter in the Subject Closing Statement on or prior to the last day of the Review Period, the amount or computation with respect to such matters as set forth in the Subject Closing Statement shall be deemed accepted by Reinsurer, whereupon the amount or computation of such matter or matters shall be final and binding on the Parties, and the Parties will settle any amount due under Section 2.04(b) within five (5) Business Days.
(iii)    For a period of thirty (30) days (the “Resolution Period”) beginning on the date that an applicable Ceding Company receives a Dispute Notice, if any, Reinsurer and such Ceding Company shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such Resolution Period, Reinsurer and such Ceding Company shall, within thirty (30) days of the expiration of the Resolution Period, jointly engage an accounting firm of national reputation as mutually agreed by the Parties (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute; provided, that if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 9.10.
(iv)    Such Ceding Company and Reinsurer will direct the Independent Accounting Firm to render a determination within thirty (30) days after its retention, and such Ceding Company and Reinsurer and their respective employees and Representatives will cooperate with the Independent Accounting Firm during its engagement. Such Ceding Company, on the one hand, and Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement each submit to the Independent Accounting Firm their respective computations of the disputed items or amounts identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other Party. Each Party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other Party in such other Party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other Party), within five (5) Business Days after the first date on which both Parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause its Representatives to cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the Parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall, within thirty (30) days of its retention, render a written report to such Ceding Company and Reinsurer (each, an “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Subject Closing Statement solely as to the disputed items or amounts set forth in the Dispute Notice and shall determine the appropriate Initial Premium and Final Transferred Asset Value on that basis.
(v)    The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Subject Closing Statement, together with supporting calculations. In resolving any disputed item or amount, the Independent Accounting Firm (A) shall be bound to the principles of this Section 2.04 and the terms of this Agreement, (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party.
(vi)    All fees and expenses relating to the work of the Independent Accounting Firm shall be borne equally by the Parties. Each Adjustment Report, absent Fraud or manifest error, shall be final, binding and conclusive upon the Parties and shall be expert determinations under New York law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accounting Firm, including enforcement of such final determinations, shall be resolved in accordance with Section 9.10.
(f)    The final form of the Subject Closing Statement as finally determined pursuant to this Section 2.04 is referred to herein as the “Final Closing Statement,” the Initial Premium calculated therefrom is referred to as the “Final Initial Premium,” the final Adjusted Gross Statutory-to-Economic Reserve Adjustment set forth therein is referred to herein as the “Final Gross Statutory-to-Economic Reserve Adjustment,” and the aggregate Transferred Asset Value as of the close of business on the Business Day immediately preceding the Closing Date of all Transferred Investment Assets calculated therefrom is referred to as the “Final Transferred Asset Value” and the Initial Required Balance calculated therefrom is referred to as the “Final Initial Required Balance.”
Upon the final determination of the Final Initial Required Balance, the Parties agree to promptly make any necessary adjustments under Section 5.8(d) of the Reinsurance Agreement to the extent not reflected in any prior adjustments.
Section 2.05    Closing Date Deliveries. At the Closing:
(a)    Reinsurer shall deliver, or cause to be delivered, to the Ceding Companies:
(i)    the certificate referred to in Section 6.02(a)(iv);
(ii)    the duly executed counterpart to each Transaction Agreement (other than this Agreement) to which each Reinsurer Party is a party;
(iii)    [***]; and

(iv)     such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(b)    Each Ceding Company shall deliver, or cause to be delivered, to Reinsurer:
(i)     the certificate referred to in Section 6.03(a)(v);
(ii)    the duly executed counterpart to each Transaction Agreement (other than this Agreement) to which such Ceding Company Party is a party;
(iii)    [***];
(iv)    the duly executed counterpart to the Recapture Amendments for the Captive Reinsurance Agreements to which such Ceding Company Party and each other Person is a party; and
(v)    such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(c)    The Parties shall jointly direct and cause the Trustee to enter into each Trust Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE CEDING COMPANIES
Subject to and as qualified by the matters set forth in the Ceding Companies Disclosure Schedule pursuant to Section 9.09, each Ceding Company hereby represents and warrants to the Reinsurer, on a several and not joint basis, as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made only as of such specific date)
Section 3.01    Incorporation and Authority of the Ceding Companies.
(a)    In the case of EFLIC only, EFLIC is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of New York. In the case of EFLOA only, EFLOA is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of Arizona. In the case of EFLA only, EFLA is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of Colorado. Each of EFLIC, EFLOA and EFLA (i) has full corporate power and authority to administer the Reinsured Contracts as now conducted by it and to own, lease and operate its properties and assets relating to the applicable Reinsured Contracts; and (ii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which administration of the applicable Reinsured Contracts or the ownership, leasing or operation of its properties or assets relating to the applicable Reinsured Contracts makes such qualification necessary, except, in the case of clause (ii), where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Such Ceding Company is not deemed “commercially domiciled” under the applicable Laws of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction other than (x) New York with respect to EFLIC, (y) Colorado with respect to EFLA and (z) Arizona with respect to EFLOA.
(b)    Such Ceding Company Party has all requisite corporate or other entity power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by such Ceding Company Party of the Transaction Agreements to which it is a party, and the consummation by such Ceding Company Party of the transactions contemplated by, and the performance by such Ceding Company Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate or other entity action on the part of such Ceding Company Party. Each of the Transaction Agreements to which such Ceding Company Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Ceding Company Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Ceding Company Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 3.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained or taken, except as set forth in Section 3.02 of the Ceding Companies Disclosure Schedule and except as may result from any facts or circumstances solely relating to Reinsurer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by such Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements do not and will not, with or without the giving of notice or passage of time or both, (a) violate or conflict with any provision of the organizational documents of such Ceding Company Party, (b) violate or conflict with any Law or other Governmental Order or any agreement with, or condition imposed by, any Governmental Authority applicable to such Ceding Company Party or by which any such Ceding Company Party or any of its respective properties, assets or rights is bound or subject or (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, properties or rights of such Ceding Company Party pursuant to, any Existing Reinsurance Agreement set forth on Part II of Section 3.10 of the Ceding Companies Disclosure Schedule relating to the Business to which such Ceding Company Party is a party or (d) result in a breach or violation of any terms or conditions of, or result in a default under, or otherwise cause an impairment or revocation of any material Permit of such Ceding Company Party used in respect of the Reinsured Contracts or the administration thereof, other than, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.
Section 3.03    Consents and Approvals. Except as set forth in Section 3.03 of the Ceding Companies Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Reinsurer or its Affiliates (as opposed to any other third party), the execution and delivery by such Ceding Company Party of the Transaction Agreements do not, and the performance by such Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements will not, require any Governmental Approval to be obtained or made by such Ceding Company Party prior to the Closing, except for such Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
Section 3.04    Financial Statements; Books and Records.
(a)    Such Ceding Company has made available to Reinsurer true, complete and correct copies of (i) the audited annual statutory statements of such Ceding Company as of and for the years ended December 31, 2022 and December 31, 2023 together with the report of its independent auditors thereon, (ii) the unaudited quarterly statutory statements of such Ceding Company as of and for the quarter ended September 30, 2024, together with the exhibits, schedules and notes thereto, in each case, as filed with the New York State Department of Financial Services (with respect to EFLIC) the Arizona Department of Insurance (with respect to EFLOA) or the Colorado Division of Insurance (with respect to EFLA) (collectively, the “Financial Statements”).
(b)    The Financial Statements (1) were derived from the books and records of the applicable Ceding Company, (2) have been prepared in all material respects in accordance with all applicable Laws and SAP (subject, in the case of the September 30, 2024 Financial Statements, to normal recurring year-end adjustments) applied consistently throughout the periods involved and (3)  present fairly, in all material respects, the statutory financial position, statutory results of operations, cash flow and capital and surplus of such Ceding Company, as of their respective dates and for the respective periods covered thereby. All assets that are reflected as admitted assets in the Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental

Authority prior to the Closing Date. Except as set forth in Section 3.04(b) of the Ceding Companies Disclosure Schedule, such Ceding Company did not utilize any permitted accounting practices in the preparation of the Financial Statements.
(c)    The applicable Ceding Company maintains in all material respects proper and adequate systems of internal accounting controls with respect to its business sufficient to provide reasonable assurances that: (i) transactions are executed according to the management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of its financial statements in conformity in all material respects with SAP, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
(d)    The Books and Records have been maintained in all material respects in accordance with applicable Law and such Ceding Company’s or its Affiliates’ customary business practices.
(e)    The applicable Ceding Company has made available to the Reinsurer true, complete and correct copies of the audited annual statutory statements of each of the Separate Accounts as of and for the years ended December 31, 2022 and December 31, 2023 (the “Separate Account Statements”) in each case, as filed with the New York State Department of Financial Services (with respect to EFLIC), the Arizona Department of Insurance (with respect to EFLOA) or the Colorado Division of Insurance (with respect to EFLA), together with the exhibits, schedules and notes thereto. The Separate Account Statements (i) were derived from the books and records of the applicable Ceding Company, (ii) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (iii) present fairly, in all material respects, the statutory financial position and results of operations, changes in surplus and cash flows of such Separate Accounts, as of their respective dates and for the respective periods covered thereby in accordance with SAP. No material weakness has been asserted by any Governmental Authority in respect of the Separate Account Statements other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority prior to the Closing Date.
Section 3.05    Absence of Certain Changes. Except as set forth in Section 3.05 of the Ceding Companies Disclosure Schedule or as contemplated by the Transaction Agreements, from December 31, 2023 to the date of this Agreement, (a) such Ceding Company has conducted the Business in the ordinary course of business consistent with past practices, and (b) there has not occurred any event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect. Such Ceding Company does not have any plans to fundamentally alter their corporate structure (including with respect to its back-office and administrative functions) in a manner that would reasonably be expected to materially and adversely affect the Business.
Section 3.06    Absence of Litigation. Except as set forth in Section 3.06 of the Ceding Companies Disclosure Schedule, as of the date hereof, (a) there are no Actions (other than claims under the Reinsured Contracts within applicable policy limits in the ordinary course of business) pending or, to the Knowledge of the applicable Ceding Company, threatened in writing against such Ceding Company in respect of the Business that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect, and (b) there are no Actions pending or, to the Knowledge of such Ceding Company, threatened with respect to the Business (other than Actions involving claims for benefits arising under the Reinsured Contracts within applicable policy limits in the ordinary course of business) against such Ceding Company or any of its Affiliates, as applicable, or any assets, properties, rights or privileges of such Ceding Company or any of its Affiliates, as applicable, relating to the Business, in each case that would reasonably be expected to have a Business Material Adverse Effect, and there are no Actions pending or, to the Knowledge of such Ceding Company, threatened, against such Ceding Company or any of its Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Ceding Company Party to enter into any of the Transaction Agreements or consummate the transactions contemplated hereby or thereby.
Section 3.07    Compliance with Laws.
(a)    Except as set forth in Section 3.07(a) of the Ceding Companies Disclosure Schedule, since January 1, 2022, (i) the applicable Ceding Company is not and has not been in violation of any Laws or Governmental Orders or material agreement with any Governmental Authorities, in each case, applicable to it in respect of the Business, except for violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business, and (ii) has not received any material written notice or communication from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply in all material respects with, the terms or requirements of any applicable Law with respect to the conduct of the Business (other than ordinary course notices involving claims for benefits arising under the Reinsured Contracts).
(b)    Except as set forth in Section 3.07(b) of the Ceding Companies Disclosure Schedule, as of the date hereof, such Ceding Company is not a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to the Business.
Section 3.08    Governmental Licenses and Permits.
(a)    The applicable Ceding Company owns, holds or possesses and maintains in full force and effect all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for the performance of its obligations under the Transaction Agreements and for it to conduct the Business as conducted as of the date hereof and to own or use its assets and properties, to the extent used in the Business, owned and used in each of the jurisdictions in which the Business is operated and conducted, in each case, with respect to the Reinsured Contracts in each jurisdiction in which the Business is operated and conducted as of the date hereof (collectively, the “Permits”).
(b)    Except (i) as have not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business or (ii) as set forth in Section 3.08(b) of the Ceding Companies Disclosure Schedule, (A) all Permits are valid and in full force and effect, (B) such Ceding Company is not in default or violation, in any material respect, of any of the Permits and (C) such Ceding Company is not the subject of any pending or, to the Knowledge of such Ceding Company, threatened Action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit. Subject to obtaining the consents set forth in Section 3.03 of the Ceding Companies Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.
Section 3.09    Insurance Regulatory Matters.
(a)    The applicable Ceding Company has made available to the Reinsurer copies of (i) all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since January 1, 2022 by such Ceding Company solely to the extent with respect to the Business with applicable Governmental Authorities, (ii) all material market conduct examination reports of all applicable Governmental Authorities with respect to such Ceding Company to the extent related to the Business issued since January 1, 2022 and (iii) all other material correspondence, orders, inquiries, risk-based capital reports and other materials relating to such Ceding Company in respect of the Business received from or delivered to any Insurance Regulator including those relating to such Ceding Company’s accounting, actuarial, reporting and claims-handling practices since January 1, 2022 through the date hereof or that are in effect as of the date hereof, in each case that has been received or delivered by such Ceding Company since January 1, 2022 through the date hereof to the extent in respect of the Business, it being understood that such Ceding Company may redact any portions of such materials unrelated to the Business. All material deficiencies or violations noted in such examination reports applicable to the Business have been cured or resolved to the satisfaction of the applicable Governmental Authority, in each case except as would not materially and adversely affect the Business. Except as set forth in Section 3.09(a) of the Ceding Companies Disclosure Schedule, to the Knowledge of the applicable Ceding Company, such Ceding Company is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Authorities in respect of the Business.
(b)    Since January 1, 2019, all policy forms and certificates on which Reinsured Contracts have been issued, to the extent still active, current or otherwise in effect, and all amendments, endorsements, supplements and riders thereto (collectively, “Policy Forms”), and all rates, application forms, brochures and marketing materials pertaining thereto have been, where required by applicable Law, approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the time period provided by applicable Law for objection, in each case, except as would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.
(c)    The applicable Ceding Company has made available to the Reinsurer copies of all Policy Forms, other than such Policy Forms under which a non-material portion for the Business was issued, and, in respect of individual life insurance products that are currently marketed and sold, all rate filings, most recent actuarial memoranda and current or most recent marketing materials pertaining to the Reinsured Contracts.
(d)    Since January 1, 2022, all benefits due and payable, or required to be credited or provided on the Reinsured Contracts in force on such dates have in all material respects been paid, credited or provided, as the case may be, in accordance with the terms of such Reinsured Contracts under which they arose, and such payments, credits or provisions were not materially delinquent, except for such claims for which the applicable Ceding Company or any Affiliate of such Ceding Company believed there was a reasonable basis to contest payment.
(e)    Since January 1, 2022, the Reinsured Contracts have been marketed, sold, issued and administered in compliance, in all material respects, with applicable Law.
(f)    Since January 1, 2022, each Reinsured Contract that is a security has been (i) offered and sold, and all purchase payments under such Reinsured Contract have been received, (A) pursuant to an effective registration statement under the Securities Act, or (B) under a line of SEC no-action letters or an SEC position which conditionally permits the delivery of alternative disclosures in lieu of updating the registration statements and delivering current prospectuses or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
(g)    Since January 1, 2022, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Reinsured Contract or any Separate Account related thereto, used by such Ceding Company as of their respective mailing dates or dates of use, complied with applicable Law, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect. Since January 1, 2022, all advertising or marketing materials relating to the Reinsured Contracts that were required to be filed with FINRA or any other Governmental Authority have been timely filed therewith, except for any failure to file as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.
Section 3.10    Reinsurance Agreements. Part I of Section 3.10 of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list of each Existing Reinsurance Agreement. [***]. True, complete and correct copies of each such Existing Reinsurance Agreement set forth on Part II of Section 3.10 of the Ceding Companies Disclosure Schedule have been provided to Reinsurer. Each Existing Reinsurance Agreement set forth in Part II of Section 3.10 of the Ceding Companies Disclosure Schedule is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, subject in each case to Enforceability Exceptions, and neither such Ceding Company with respect to the Business or, to the Knowledge of such Ceding Company, any other party to a Reinsurance Contract, is in default or breach or has failed to perform any obligation or make any undisputed payments required under any Existing Reinsurance Agreement, and, to the Knowledge of such Ceding Company, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both), in each case, except as would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.

Except as set forth on Section 3.10 of the Ceding Companies Disclosure Schedule, as of the date hereof, since January 1, 2022, no such Ceding Company has received written or, to the Knowledge of such Ceding Company, oral notice of (i) cancellation, recapture or modification of any Existing Reinsurance Agreement, (ii) premium increases with respect to any Existing Reinsurance Agreement or (iii) delinquent payments of such Ceding Company under any Existing Reinsurance Agreement arising from reinsurance audits or otherwise.
Section 3.11    Actuarial Appraisal; Specified Data.
(a)    The applicable Ceding Company has made available to the Reinsurer a true, complete and correct copy of (i) the actuarial appraisal prepared by the Third-Party Actuary with respect to the Reinsured Contracts, dated February 9, 2024 and titled “Actuarial Appraisal of Various Life Blocks,” (ii) the actuarial appraisal prepared by the Third-Party Actuary, dated April 4, 2024 and titled “Updated Actuarial Appraisal of Various Life Blocks” as updated on April 4, 2024, and (iii) the actuarial appraisal prepared by the Third-Party Actuary, dated November 11, 2024 and titled “Actuarial Appraisal roll-forward from September 30, 2023 to June 30, 2024” as updated on November 11, 2024, each with all attachments, addenda, supplements and modifications thereto (collectively, the “Actuarial Appraisal”). The Third-Party Actuary has not issued such Ceding Company any written revised Actuarial Appraisal, nor has it notified such Ceding Company in writing or, to the Knowledge of such Ceding Company, orally that the Actuarial Appraisal is inaccurate in any material respect, other than as contemplated in respect of any Actuarial Appraisal by any later-dated Actuarial Appraisal. Other than as contemplated in respect of any Actuarial Appraisal by any later-dated Actuarial Appraisal, the factual information and data provided by such Ceding Company and its Affiliates (other than the other Ceding Companies which make their own such representation hereunder) to the Third-Party Actuary expressly in connection with the preparation of the Actuarial Appraisal was (i) obtained from the Books and Records, (ii) generated from the same underlying sources and systems that were utilized by EFLIC and, to the extent applicable, EFLOA and EFLA to prepare the applicable Financial Statements for the relevant periods, (iii) accurate in all material respects, in each case as of the date so provided, (iv) [***], (v) based upon an inventory of in-force Reinsured Contracts that were issued, reinsured or assumed by such Ceding Company that, at the time of preparation, was complete and accurate in all material respects, and (vi) computed in all material respects in accordance with generally accepted actuarial standards consistently applied; provided, that such Ceding Company does not guarantee the projected results included in the Actuarial Appraisal and, except as expressly provided in this Article III, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Appraisal. As of the date hereof, to the Knowledge of the Ceding Companies, there are no material errors reflected in the Actuarial Appraisal other than as contemplated in respect of any Actuarial Appraisal by any later-dated Actuarial Appraisal. Except as provided in Section 3.11(a) of the Ceding Companies Disclosure Schedule, other than the Actuarial Appraisal, since January 1, 2022, neither the Ceding Company nor any of its Affiliates have commissioned or received from any third party any actuarial report pertaining in whole or in material part to the Business or to any material portion thereof.

(b)    Such Ceding Company has provided, or caused its Affiliates or Representatives to provide, Reinsurer with the factual information and data set forth on Section 3.11(b) of the Ceding Companies Disclosure Schedule (the “Specified Data”). The Specified Data as of the date so supplied (i) was obtained from the Books and Records, (ii) was generated from the same underlying sources and systems that were utilized to prepare the Financial Statements for the relevant periods, (iii) was accurate and correct in all material respects as of the date so provided and (iv) [***]. Such Ceding Company is not as of the date hereof aware to its Knowledge of any omissions, errors or discrepancies that would materially affect such data since the respective dates on which such documents were prepared.
(c)    [***].
Section 3.12    Brokers. Except as provided in Section 3.12 of the Ceding Companies Disclosure Schedule, each Ceding Company is solely responsible for the payment of the fees and expenses, if any, of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of such Ceding Company or any of its Affiliates.
Section 3.13    Separate Accounts.
(a)    Section 3.13(a) of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list of all separate accounts established by or affiliated with the applicable Ceding Company with respect to the Business (collectively, the “Separate Accounts”), including (x) an indication of whether each such Separate Account is (i) registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account) or (ii) associated with a Reinsured Contract that is owned by a policyholder that is or is deemed to constitute the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code and (y) whether such Separate Account is commingled with any business other than the Business or is chargeable with liabilities arising from business other than the Business.
(b)    Each Separate Account of such Ceding Company is, and has been, (i) duly and validly established and maintained in all material respects under applicable Law and (ii) since January 1, 2022, operated in compliance with applicable Law (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act), except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.
(c)    Each Separate Account of such Ceding Company is either (i) registered as an investment company under the Investment Company Act (each, a “Registered Separate Account”), (ii) not an investment company within the meaning of the Investment Company Act, or (iii) not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. In respect of such Separate Account that is registered as an investment company under the Investment Company Act, since becoming registered as an investment company under the Investment Company Act, each Registered Separate Account has been operated in material compliance with the portions of the Investment Company Act (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act) applicable to it and its registration under the Investment Company Act is in full force and effect.
(d)    Except as set forth in Section 3.13(d) of the Ceding Companies Disclosure Schedule, as of the date hereof, neither such Ceding Company nor any of its Affiliates has received written (or, to the applicable Ceding Company’s Knowledge, oral) notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority that have been conducted, or are pending or, to the Knowledge of such Ceding Company, threatened in writing, since January 1, 2022 through the date hereof.
(e)    Each Registered Separate Account of the applicable Ceding Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. In the two most recent annual reports under Rule 38a-1 for the Registered Separate Accounts immediately preceding the date of this Agreement and, except as set forth on Section 3.13(e) of the Ceding Companies Disclosure Schedule, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that would, individually or in the aggregate, reasonably be expected to be materially adverse to any Separate Account, other than those, if any, which have been both (i) reported as required by Rule 38a-1(a)(4)(iii)(B), and (ii) satisfactorily remedied or in the process of being remedied.
Section 3.14    Reserves. Subject to Section 9.16, the statutory policy reserves required by SAP to be held by the applicable Ceding Company in respect of the Reinsured Contracts as set forth in the applicable Financial Statements of such Ceding Company and the Separate Account Statements in respect of such Ceding Company, as of and for the year ended December 31, 2023, as filed with the New York State Department of Financial Services (with respect to EFLIC), the Arizona Department of Insurance (with respect to EFLOA) or the Colorado Division of Insurance (with respect to EFLA), (a) were computed in all material respects in accordance with those presently (as of December 31, 2023) generally accepted actuarial standards that are consistently applied and fairly stated, in accordance with sound actuarial principles as of December 31, 2023, (b) were based on actuarial assumptions which produce reserves at least as great as those called for in any Reinsured Contract provision as to reserve basis and method, and are in accordance with all other Reinsured Contract provisions, in each case except as otherwise noted in the Financial Statements and notes thereto, (c) met the requirements in all material respects of applicable Law and are at least as great as the minimum aggregate amounts required by applicable Law and (d) include provision for all actuarial reserves and related statement items which ought to be established by such Ceding Company pursuant to SAP. Notwithstanding the foregoing or anything herein to the contrary, none of Ceding Companies or any of their respective Affiliates make any representation or warranty in this

Section 3.14 or in any other provision of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby with respect to (i) the adequacy or sufficiency of reserves of such Ceding Company, (ii) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document (including the Financial Statements, the Separate Account Annual Statements or the Actuarial Appraisal), (iii) the future profitability of the Business, or (iv) except to the extent expressly provided in this Section 3.14, whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard.
Section 3.15    Data Protection.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, to the Knowledge of the applicable Ceding Company, the operation of the Business as currently conducted does not infringe or misappropriate any Person’s Intellectual Property, and as of the date hereof there are no material claims pending or, to the Knowledge of such Ceding Company, threatened in writing against such Ceding Company or any of its Affiliates alleging any such infringement or misappropriation by the conduct of the Business as currently conducted.
(b)    The applicable Ceding Company uses commercially reasonable measures, which in each case are at least equal to the measures required by applicable Law, to protect the secrecy of Personal Information that it collects and maintains in connection with the Business and prevent materially adverse unauthorized access to such Personal Information by any Person. Except as set forth in Section 3.15(b) of the Ceding Companies Disclosure Schedule, since January 1, 2020, none of such Ceding Company or, to the Knowledge of such Ceding Company, any third Person working on behalf of any of them, has experienced a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Information or confidential information that such Ceding Company (or a third Person on behalf of any of them) collects, stores, uses, maintains, transmits or otherwise processes that required notification to individuals or any Governmental Authority of an actual or suspected data breach of security incident pursuant to Applicable Privacy Law with respect to the Business.
Section 3.16    Product Tax Matters. The Tax treatment of each Reinsured Contract is not, and, since the time of issuance (or subsequent modification), has not been, materially less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided to the purchaser (or policyholder or intended beneficiary) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed, intended or reasonably expected to qualify at the time of issuance (or subsequent modification). Such Ceding Company has complied in all material respects with all product tax reporting, withholding and disclosure Laws that are applicable to the Reinsured Contracts of such Ceding Company and distributions thereunder.
Section 3.17    Producers. To the Knowledge of the applicable Ceding Company, each Producer, at the time such Producer solicited, negotiated, placed, sold, serviced or produced business constituting any of the Reinsured Contracts, to the extent required by applicable Law, was duly and appropriately licensed in all material respects as a Producer (for the type of business solicited, negotiated, sold or produced by such Producer), in each case in the particular jurisdiction in which such Producer solicited, negotiated, sold or produced such business for such Ceding Company and its Affiliates, as applicable, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. To the Knowledge of such Ceding Company, (a) each such Producer was, at such time, duly and appropriately appointed by such Ceding Company to act as a Producer for such company, (b) no Producer has materially breached the terms of any agency or broker Contract with such Ceding Company and its Affiliates or violated any applicable Law or policy of such Ceding Company and their Affiliates in the solicitation, negotiation, writing, sale, servicing or production of the Reinsured Contracts in any material respect in each case in connection with the Business, and (c) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer of the Reinsured Contracts, except in each case would not, individually or in the aggregate, reasonably be expected to be material to the Business as a whole.
Section 3.18    Third Party Administrators. Except as set forth in Section 3.18 of the Ceding Companies Disclosure Schedule, to the Knowledge of such Ceding Company, since January 1, 2022, each third party administrator that managed or administered the Business, at the time such Person managed or administered such Business, was duly licensed as required by applicable Law (for the type of business so managed or administered), and to the Knowledge of such Ceding Company, no such third party administrator has been since January 1, 2022 or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any applicable Law applicable to the administration or management of the Business, except for such failures to be licensed or such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to, a materially and adversely affect the Business taken as a whole.
Section 3.19    Investment Assets. The applicable Ceding Company or one of its Affiliates is the record and beneficial owner of, and has good, valid and marketable title to and in all of the Investment Assets of such Ceding Company that are a part of the Asset Portfolio, free and clear of all Liens other than Permitted Liens. The assets comprising the Asset Portfolio for such Ceding Company qualify as admitted assets under applicable Laws of such Ceding Company’s state of domicile. Such Ceding Company has not received as of the date hereof any written notice (i) that any of the issuer or other obligors of any such Investment Assets is in default in any payment or performance obligation thereunder or (ii) of any material breach of, or default under, any covenants of any such Investment Assets. Such Ceding Company does not have any funding obligations of any kind, or obligations to make any additional advances or investments, with respect to any such Investment Assets and there are no outstanding commitments, options, put agreements or other arrangements relating to any such Investment Assets to which such Ceding Company is a party and would be subject upon or after the Closing.

Section 3.20    Solvency. Immediately following the Effective Time, and after giving effect to the transactions contemplated by the Transaction Agreements and the payment of all related fees and expenses required to be paid by it hereunder and thereunder at Closing, and assuming (x) the accuracy and completeness of the representations and warranties of the Reinsurer set forth in Article IV hereof or of Reinsurer, any Reinsurer Party or any RGA Transaction Party in any other Transaction Agreement, and (y) compliance by the Reinsurer, the Reinsurer Parties and the RGA Transaction Parties with all covenants and obligations hereunder and under each Transaction Agreement to which such Person is a party, each Ceding Company will be Solvent.
Section 3.21    ERISA Matters. The transfer of assets by such Ceding Company into any Trust Account established under any Trust Agreement shall not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, other than a prohibited transaction to which applies a class or individual exemption promulgated by the U.S. Department of Labor. None of the general account assets transferred by such Ceding Company into any Trust Account established under any Trust Agreement will, following such transfer, be treated as Plan Assets (provided that this representation shall cease to be operative if Purchaser or its Affiliates take steps following such transfer to cause such assets to become Plan Assets).
Section 3.22    Unclaimed Property. Such Ceding Company is not a party to, nor bound by, any Governmental Order or material agreement with any Governmental Authorities in respect of, any unclaimed property or escheat audit or investigation in respect of the Business that is currently in effect. To the Knowledge of such Ceding Company, such Ceding Company is not currently the subject of any escheat audit or investigation in respect of the Business. Such Ceding Company maintains unclaimed property and escheat policies, procedures and guidelines with respect to the Business that comply in all material respects with all applicable Laws.
Section 3.23    Anti-Money Laundering Laws. Since January 1, 2022, such Ceding Company has conducted its business in compliance in all material respects with all applicable Laws regarding financial reporting and recordkeeping, and anti-money laundering and the prevention of terrorist financing, in the jurisdictions in which it is organized and conducts its business with respect to the Reinsured Contracts.
Section 3.24    Regulatory Closed Block.
(a)    The Regulatory Closed Block Policies of EFLIC are and have been, (i) duly and validly established and, since January 1, 2022, maintained in all material respects under applicable Law, (ii) since January 1, 2022, EFLIC has not received any material written notice or communication from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply in all material respects with, the terms or requirements of any applicable Law with respect to the conduct of the Regulatory Closed Block Policies, and (iii) since January 1, 2022, operated in compliance with the applicable Plan of Reorganization. EFLIC has made available to the Reinsurer a true and correct copy of the Plan of Reorganization (including all exhibits, schedules and annexes thereto) as currently in effect pertaining to the Regulatory Closed Block Policies.

Section 3.25    Investment Option Agreements. Section 3.24 of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list of all Investment Option Agreements as of the date hereof that represent fee income to the applicable Ceding Company or its applicable Affiliates in respect of the Business. True and complete copies of each such Investment Option Agreement, in each case including all material amendments and addenda thereto, have been made available to the Reinsurer. Each of the Investment Option Agreements (a) constitutes a valid and binding obligation of the applicable Ceding Company or applicable Affiliate thereof and, to the Knowledge of the applicable Ceding Company, each other party thereto, enforceable against the applicable Ceding Company or such Affiliate and, to the Knowledge of the applicable Ceding Company, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions and (b) is in full force and effect. Neither the applicable Ceding Company nor any applicable Affiliate thereof nor, to the Knowledge of such Ceding Company, any other party thereto, is (or, with the giving of notice or the lapse of time or both, will be) in material breach of any of the Investment Option Agreements. As of the date hereof, neither the applicable Ceding Company nor any applicable Affiliate thereof has received written or, to the Knowledge of the applicable Ceding Company, oral notice of cancellation of any Investment Option Agreement.
Section 3.26    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE CEDING COMPANIES DISCLOSURE SCHEDULE), NEITHER THE APPLICABLE CEDING COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH CEDING COMPANY, THE INVESTMENT ASSETS OR THE BUSINESS, AND SUCH CEDING COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY ANY CEDING COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE REINSURER OR ANY OTHER PERSON.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE REINSURER
Reinsurer hereby represents and warrants to each Ceding Company as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made only as of such specific date):

Section 4.01    Incorporation and Authority of Reinsurer.
(a)    Reinsurer (i) is a Missouri-domiciled insurance company duly incorporated, validly existing and in good standing under the Laws of State of Missouri; (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets relating to its business; and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which it conducts business or the ownership, leasing or operation of its properties or assets relating to its business makes such qualification necessary, except, in the case of clause (iii) where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.
(b)    Each Reinsurer Party has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is (or is contemplated to become) a party. The execution and delivery by each Reinsurer Party of the Transaction Agreements to which it is (or is contemplated to become) a party, and the consummation by such Reinsurer Party of the transactions contemplated by, and the performance by such Reinsurer Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Reinsurer Party. Each of the Transaction Agreements to which a Reinsurer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Reinsurer Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Reinsurer Party, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exceptions.
Section 4.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained or taken, and except as may result from any facts or circumstances solely relating to a Ceding Company or its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements do not and will not, with or without the giving of notice or passage of time or both (a) violate or conflict with any provision of the organizational documents of such Reinsurer Party, (b) violate or conflict with any Law or other Governmental Order or any agreement with, or condition imposed by, any Governmental Authority applicable to such Reinsurer Party or by which it or its properties, assets or rights are bound or subject or (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of such Reinsurer Party pursuant to any material note, bond, mortgage, indenture or contract to which such Reinsurer Party or any of its Affiliates is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) or (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Reinsurer Material Adverse Effect.
Section 4.03    Consents and Approvals. Except for the Required Regulatory Approvals, or as may result from any facts or circumstances solely relating to a Ceding Company or its Affiliates (as opposed to any other third party), the execution and delivery by each Reinsurer Party of the Transaction Agreements do not, and the performance by such Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements will not, require any Governmental Approval to be obtained or made by such Reinsurer Party or any of its Affiliates prior to the Closing.
Section 4.04    Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Reinsurer, threatened in writing against Reinsurer that (i) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Reinsurer Party to enter into any of the Transaction Agreements, or (ii) could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of Reinsurer.
Section 4.05    Solvency. Immediately following the Effective Time, and after giving effect to the transactions contemplated by the Transaction Agreements and the payment of all related fees and expenses required to be paid by it hereunder and thereunder at Closing, and assuming (x) the accuracy and completeness of the representations and warranties of the Ceding Companies set forth in Article III hereof and of any Ceding Company or any Affiliate of any Ceding Company in any other Transaction Agreement, and (y) compliance by the Ceding Companies and any Affiliate of any Ceding Company with all covenants and obligations hereunder and under each Transaction Agreement to which such Person is a party, the Reinsurer will be Solvent.
Section 4.06    Regulatory Matters.
(a)    Within the past five (5) years, no Governmental Authority has revoked any license or status held by Reinsurer [***] to conduct operations. Reinsurer is an accredited reinsurer in the State of New York and an authorized insurer or reinsurer in the States of Arizona and Colorado.
(b)    Since January 1, 2022, none of Reinsurer [***] (i) has been in violation of any Laws or Governmental Orders or material agreement with any Governmental Authorities or (ii) has received any written communication from any Governmental Authorities indicating that any such Person has violated any Laws or Governmental Orders or material agreements with any Governmental Authorities, in each case, applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Reinsurer [***].

(c)    Each of Reinsurer [***] has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2022, and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions.
(d)    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Reinsurer [***] owns, holds or possesses all material governmental qualifications, registrations, licenses, permits, consents, registrations and authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Reinsurer Permits”).
(e)    Except as have not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Reinsurer [***], (i) all Reinsurer Permits are valid and in full force and effect, (ii) Reinsurer is not in default or violation, in any material respect, of any of Reinsurer Permits and (iii) neither Reinsurer [***] is the subject of any pending or, to the Knowledge of Reinsurer, threatened Action seeking the revocation, cancellation, suspension, limitation, termination, modification, restriction, impairment or non-renewal of any Reinsurer Permit. None of Reinsurer Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.
Section 4.07    Financial Statements.
(a)    True, complete and correct copies of the audited annual statutory financial statements of Reinsurer as of and for each of the years ended December 31, 2022 and December 31, 2023 (collectively, the “Reinsurer Financial Statements”) have been provided to the Ceding Companies prior to the date hereof. The Reinsurer Financial Statements (1) were derived from the books and records of Reinsurer and its Affiliates, as applicable, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (3) present fairly, in all material respects, the statutory financial position and statutory results of operations of Reinsurer, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Reinsurer Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Reinsurer Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority. Reinsurer did not utilize any permitted practices in the preparation of Reinsurer Financial Statements.
(b)    The statutory policy reserves required by SAP to be held by Reinsurer, as set forth in the statutory annual statement of Reinsurer as of and for the year ended December 31,

2023, as reflected in Reinsurer Financial Statements, established under applicable Law for payment of benefits, losses, claims, expenses and similar purposes maintained by Reinsurer, except as otherwise noted in Reinsurer Financial Statements and notes thereto, (i) were computed in all material respects in accordance with generally accepted actuarial standards applicable to Reinsurer consistently applied, and were fairly stated, in accordance with sound actuarial principles as of December 31, 2023, and (ii) met the requirements in all material respects of applicable Law and SAP and the provisions of the applicable insurance policies and contracts as to reserve basis and method, in each case, except as otherwise noted in Reinsurer Financial Statements and notes thereto.
Section 4.08    Financial Ability. Reinsurer has and will have at the Closing sufficient immediately available funds to pay all amounts payable pursuant to this Agreement at Closing or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. The obligations of Reinsurer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to Reinsurer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever. The representation set forth in this Section 4.08 assumes (x) the accuracy and completeness of the representations and warranties of the Ceding Companies set forth in Article III hereof and of any Ceding Company or any Affiliate of any Ceding Company in any other Transaction Agreement, and (y) compliance by the Ceding Companies and any Affiliate of any Ceding Company with all covenants and obligations hereunder and under each Transaction Agreement to which such Person is a party.
Section 4.09    Brokers. None of the Ceding Companies or any of their Affiliates, nor any Person other than Reinsurer and its Affiliates, shall be responsible for the payment of the fees and expenses, if any, of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of Reinsurer or any of its Affiliates.
Section 4.10    No Reliance. Reinsurer and its Affiliates have such knowledge and experience in financial, business and insurance matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the other Transaction Agreements. The Reinsurer has conducted its own independent review and analysis of the Business and acknowledges and agrees that each Ceding Company has provided the Reinsurer with access to the personnel, properties, premises and Books and Records relating to the Business for this purpose. In entering into this Agreement, Reinsurer has relied solely upon its own investigation and analysis, and Reinsurer acknowledges and agrees in respect of the transactions contemplated under this Agreement and the other Transaction Agreements (a) that, except for the representations and warranties contained in Article III of this Agreement or any of the other Transaction Agreements, none of the Ceding Companies, its Affiliates or its respective Representatives make or have made, and neither Reinsurer nor its Affiliates nor any of their respective Representatives are relying upon, any representation or warranty, either express or implied, with respect to the Business or as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandums, ratings agency presentations, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Reinsurer, its Affiliates or their respective Representatives and (b) that subject to Article VIII hereof, to the fullest extent permitted by applicable Law, the Ceding Company Parties, their Affiliates and their respective Representatives shall not have any liability whatsoever to Reinsurer, its Affiliates or their respective Representatives on any basis (including in contract or tort or otherwise) based upon any such information provided or made available, or statements made (or any omissions therefrom), in each case prior to the Closing, to Reinsurer, its Affiliates or their respective Representatives, except as and only to the extent expressly set forth herein with respect to the express representations and warranties contained in Article III of this Agreement. For the avoidance of doubt, nothing in this Section 4.10 is intended to alter or impact any express contractual right, agreement or remedy provided for in the other Transaction Agreements.
Section 4.11    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE REINSURER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE REINSURER, AND THE REINSURER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE REINSURER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE CEDING COMPANIES OR ANY OTHER PERSON.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing. Except as required by applicable Law or as required or permitted by the terms of the Transaction Agreements, and except for matters set forth in Section 5.01 of the Ceding Companies Disclosure Schedule, from the date of this Agreement through the Closing Date (or any earlier termination of this Agreement in accordance with its terms), unless Reinsurer otherwise consents in writing in advance email being sufficient (which consent shall not be unreasonably withheld, delayed or conditioned), (a) each Ceding Company shall conduct the Business in the ordinary course of business, and (b) not, in respect of the Business:
(a)    other than in the ordinary course and consistent with past practice, fail to pay or satisfy when due any material amount that after the Closing Date would constitute a Reinsured Liability under the Reinsurance Agreement (other than any such Reinsured Liability that is being contested in good faith);

(b)    materially change any of its actuarial, financial, underwriting, reserving, pricing, claims, risk retention, reinsurance, investment ([***]), claims administration, hedging, risk management or accounting policies, practices or principles, except insofar as may be required by a concurrent change in applicable Law or SAP or as may be required by any Governmental Authority;
(c)    abandon, modify, waive, surrender, withdraw, terminate or allow to lapse any material Permit of such Ceding Company to the extent relating to the conduct of the Business;
(d)    seek approval from any applicable Governmental Authority for the use of any accounting practices related to the Reinsured Contracts that depart from the accounting practices prescribed or permitted by applicable Law in such Ceding Company’s state of domicile;
(e)    take any action that would be prohibited by Sections 2.8 (Non—Guaranteed Elements), 2.10(b) (Separate Accounts), 2.11 (Existing Reinsurance), 4.1 (Administration), 4.2 (Performance Standards), 4.5 (Producer Agreements) or 4.7 (Programs of Internal Replacement) of the Reinsurance Agreements as if the Reinsurance Agreements were in effect as of the date of this Agreement;
(f)    except to the extent required by SAP or applicable Law, (i) change the reserve basis in respect of any Reinsured Contract or (ii) reduce the amount of any reserves for losses, claims, expenses or other liabilities in respect of the Reinsured Contracts, other than as a result of loss, lapse, surrender or expense payments to other Persons in the ordinary course in accordance with the terms of any Reinsured Contracts;
(g)    reincorporate or redomesticate itself;
(h)    undergo a direct change of control other than any such transaction resulting in such Ceding Company being owned, directly or indirectly, 100% by Equitable Holdings, Inc.;
(i)    cease providing any material service to its Business that is provided to its Business as of the date hereof, unless such service is replaced with a substantially comparable service; or
(j)    enter into any contract or obligation with respect to any of the foregoing.
Section 5.02    Pre-Closing Access to Information.
(a)    From the date of this Agreement until the Closing Date, subject to Section 5.02(b), each Ceding Company shall give Reinsurer and its authorized Representatives, upon reasonable advance written notice and during regular business hours and subject to the rules applicable to visitors at such Ceding Company’s offices generally, reasonable access to the Books and Records and to managerial personnel of such Ceding Company and its Affiliates who are knowledgeable about the Business. Any such access shall be conducted at Reinsurer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of such Ceding Company’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of such Ceding Company and its Affiliates.
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Reinsurer or any of its Affiliates and any Ceding Company or any of their Affiliates, prior to the Closing, no Ceding Company shall have no obligation to make available to Reinsurer or its Representatives, or to provide Reinsurer or its Representatives with access to or copies of (i) any personnel file, medical file or related records of any employees or independent contractors or similar Persons, (ii) any Tax Return or (iii) any information if such Ceding Company determines, in its reasonable judgment, that making such information available could reasonably be expected to (A) jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that such Ceding Company shall (x) cooperate with any requests for, and use its commercially reasonable efforts to obtain any, waivers and (y) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to Reinsurer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.
Section 5.03    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Reinsurer and the Ceding Companies shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) preparing and filing with any Governmental Authority all notices, filings and requests for approval necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, (ii) using reasonable best efforts to obtain all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and other Transaction Agreements, including by using reasonable best efforts to provide, and causing their respective Affiliates to use reasonable best efforts to provide, such information and documents to Governmental Authorities (or to the other Party, for inclusion in submissions to Governmental Authorities) as such Governmental Authorities may reasonably require or request, (iii) using reasonable best efforts to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement and the other Transaction Agreements and (iv) [***]; provided, in no event shall any Party be required to consent to any Burdensome Condition imposed by any Governmental Authority on such Party or its Affiliates. Prior to any Party being entitled to invoke a Burdensome Condition, each of the Parties and their respective

Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, [***]:
(i)    [***];
(ii)    [***];
(iii)    [***];
(iv)    [***]; and
(v)    [***].
(b)    Each of the Parties agrees that it shall consult with the other with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and each Party shall keep the other apprised at reasonable intervals of the status of such matters relating to such Governmental Approvals. Each Party shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each shall consult the other on, in each case subject to applicable Law, the portion of any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, and each Party agrees to in good faith consider comments of the other Party thereon. The party responsible for any such action in connection with the Governmental Approval shall promptly deliver to the other party evidence of and copies of the filing or making of all filings, applications and submissions relating thereto and evidence of and copies of the filing or making of any supplement, amendment or item of additional information in connection therewith. Each Party shall at reasonable intervals advise each other upon receiving any substantive communication from any Governmental Authority with respect to any Governmental Approval required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including at reasonable intervals furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be materially delayed or conditioned. Notwithstanding the foregoing, no Party shall be required to disclose to the other Party any of its or its Affiliates’ confidential competitive or proprietary information or any personally identifiable information of their respective officers, directors or other applicable individuals. Each Party shall be solely responsible for the costs of making such notices and filings or obtaining any such Governmental Approvals that it is required to make or obtain.
Section 5.04    Third-Party Consents.

(a)    Prior to the Closing, except as otherwise agreed by the Parties, each Ceding Company shall use commercially reasonable efforts to make, obtain or deliver, as applicable, the consents, waivers and approvals of, or notices to, third parties (other than Governmental Authorities) set forth on Schedule 5.04 hereto (collectively, the “Third-Party Consents”). If any Third-Party Consents shall not have been obtained by the Closing, then for a period of ninety (90) days after the Closing, the Ceding Companies shall continue to use their respective commercially reasonable efforts to obtain such Third-Party Consents as promptly as reasonably practicable. [***].
(b)    [***].
Section 5.05    Recapture of Captive Reinsurance Agreements. Subject to the receipt of any applicable Required Regulatory Approval, prior to the Closing (and effective prior to the Effective Time), each Ceding Company shall and shall cause EQ AZ to enter into the Captive Reinsurance Recapture Amendments and pursuant thereto recapture and terminate the applicable quota share (as specified in the Captive Reinsurance Recapture Amendments set forth as Exhibits H-1, H-2 and H-3, respectively) of the applicable Captive Reinsurance Agreements. The Parties hereto acknowledge and agree that any breach or non-compliance with the terms of this Section 5.05 or Section 2.05(b)(iv) hereof shall be deemed material such that in the event of any such breach, non-compliance, or failure to fulfill the obligations set forth in this Section 5.05 or Section 2.05(b)(iv), the condition in Section 6.03(a)(iv) to the obligations of Reinsurer to consummate the transactions contemplated by this Agreement shall be deemed to have been not fulfilled and Reinsurer shall not be obligated to consummate the transactions contemplated by this Agreement.
Section 5.06    Post Closing Access to Information.
(a)    Each of the Ceding Companies and Reinsurer shall, and shall cause any of its respective Affiliates, as applicable, to, preserve and keep all books and records and all information relating to the accounting, legal, regulatory, business and financial affairs of the Business, for a reasonable period (not less than seven (7) years) after the Closing Date, or for any longer period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority or (ii) reasonably necessary with respect to the investigation, prosecution or defense of any legal or regulatory action that is then pending or threatened or under audit and with respect to which the requesting Party has notified the other Party as to the need to retain such books, records or information. Each of the Parties shall provide the other with written notice at least thirty (30) Business Days prior to transferring, destroying or discarding the last copy of any records, books, workpapers, reports, correspondence and other similar materials, and the other Party shall have the right, at its own expense, to reproduce or take any such materials, if such other party provides written notice stating its intent to reproduce or take such materials no later than twenty (20) Business Days after having received notice that such materials are to be transferred, destroyed, or discarded.
(b)    Following the Closing, for so long as such information is retained by Reinsurer in accordance with Section 5.06(a), subject to, without conflict or limitation of Section 5.06(a), Reinsurer’s generally applicable documented confidentiality and security processes and procedures, Reinsurer and any applicable Affiliates shall permit such Ceding Company or its Affiliates and their authorized Representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to Reinsurer or such Affiliates, to the information described in Section 5.06(a) to the extent that such access may be reasonably required in connection with (i) preparation of any accounting or tax records or with any audits or similar proceedings, (ii) any Action relating to such Ceding Company or its Affiliates or the operation of the Business prior to the Closing, (iii) any Governmental Approvals or regulatory matter or (iv) any other valid legal or business purpose. For a period of seven (7) years following the Closing Date, Reinsurer and any applicable Affiliates shall allow such Ceding Company or its Affiliates and their authorized Representatives to have access to Reinsurer’s Representatives, upon reasonable prior notice and during normal business hours, for any reasonable business purpose relating to the Business, including in connection with such Ceding Company’s preparation or examination of regulatory and statutory filings and financial statements, and the conduct of any audit or investigation by a Governmental Authority or any litigation relating to the Business (other than any litigation or dispute between such Ceding Company or its Affiliates, on the one hand, and Reinsurer or its Affiliates, on the other hand).
(c)    Following the Closing, for so long as such information is retained by such Ceding Company in accordance with Section 5.06(a), subject to, without conflict or limitation of Section 5.06(a), such Ceding Company’s generally applicable documented confidentiality and security processes and procedures, such Ceding Company shall permit Reinsurer and its authorized Representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to such Ceding Company, to the information described in Section 5.06(a) to the extent that such access may be reasonably required in connection with (i) preparation of any accounting records or with any audits or similar proceedings, (ii) any Action relating to the Business, (iii) any Governmental Approval or regulatory matter or (iv) any other valid legal or business purpose. For a period of seven (7) years following the Closing Date, such Ceding Company and any applicable Affiliates shall allow Reinsurer or its Affiliates and their authorized Representatives to have access to such Ceding Company’s Representatives, upon reasonable prior notice and during normal business hours, for any reasonable business purpose relating to the Business, including in connection with Reinsurer’s preparation or examination of regulatory and statutory filings and financial statements, and the conduct of any audit or investigation by a Governmental Authority or any litigation relating to the Business (other than any litigation or dispute between such Ceding Company or its Affiliates, on the one hand, and Reinsurer or its Affiliates, on the other hand).
(d)    For the avoidance of doubt, nothing in this Section 5.06 shall limit the obligations of any Reinsurer Party or Ceding Company Party, as the case may be, to maintain or provide access to any books, records or information pursuant to any other Transaction Agreement.
Section 5.07    Confidentiality.
(a)    The terms of the non-disclosure agreement, dated March 11, 2024 (as amended, the “Confidentiality Agreement”), between Equitable Holdings, Inc. and the Reinsurer are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that each Party’s and its Affiliates’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If for any reason the transactions contemplated by the Transaction Agreements are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement). From and after the Closing, the confidentiality provisions of the Reinsurance Agreements shall apply to the confidential information of the parties as set forth therein. Reinsurer and its respective Representatives shall be permitted to disclose confidential information, including any confidential data and information provided in the Data Room, to actual or potential retrocessionaires or as otherwise necessary in retroceding or pursuing a retrocession of the risks reinsured hereunder, and any such Person who receives such information from Reinsurer or its Representatives shall be considered “Representatives” for purposes of this Section 5.07 and subject to customary restrictions on confidentiality and use of such information as set forth in a confidentiality agreement between the Reinsurer and such Person on terms substantially similar to the Confidentiality Agreement that prohibits the use of such confidential information except for the purpose of evaluating, negotiating, consummating and performing under such retrocession, which shall, in the case of any such agreements executed after the date of this Agreement, identify the Ceding Companies as third party beneficiaries thereof and shall include a disclaimer for the benefit of the Ceding Companies of any representations or warranties as to the accuracy of any such confidential information. The Reinsurer shall promptly notify the Ceding Companies in writing if it becomes aware of any breach by any Person who is subject to a confidentiality agreement described above in this Section 5.07.
Section 5.08    Non-Solicitation.
(a)    Reinsurer agrees that, from the Closing until the twelve (12) month anniversary of the Closing, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce, solicit, knowingly encourage or hire any employee of any Ceding Company or any of its Affiliates with whom Reinsurer or any of its Affiliates or their respective Representatives have had contact or who (or whose performance) became known to such persons in connection with the transactions contemplated by this Agreement or the other Transaction Agreements to leave his or her position of employment with such Ceding Company or any of its Affiliates or (ii) solicit or hire for employment or any similar arrangement any such employee as described in the foregoing clause (i); provided, however, that the foregoing provisions of this Section 5.08(a) shall not (A) apply to any person who (x) has ceased to be employed by such Ceding Company or any of its Affiliates at the time of Reinsurer’s or its Affiliates’ first contact with them, or (y) was terminated at the initiative of such Ceding Company or its Affiliates or (B) prohibit general solicitations (not specifically targeted at such employees as described in the foregoing clause (i)) for employment through advertisements, trade publications, electronic media, bona fide third-party recruiting firms or other similar means.

(b)    Each Ceding Company agrees that, from the Closing until the twelve (12) month anniversary of the Closing, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce, solicit, knowingly encourage or hire any employee of the Reinsurer or any of its Affiliates with whom any Ceding Company or any of its Affiliates or their respective Representatives have had contact or who (or whose performance) became known to such persons in connection with the transactions contemplated by this Agreement or the other Transaction Agreements to leave his or her position of employment with the Reinsurer or any of its Affiliates or (ii) solicit or hire for employment or any similar arrangement any such employee as described in the foregoing clause (i); provided, however, that the foregoing provisions of this Section 5.08(b) shall not (A) apply to any person who (x) has ceased to be employed by the Reinsurer or any of its Affiliates at the time of a Ceding Company’s or its Affiliates’ first contact with them, or (y) was terminated at the initiative of the Reinsurer or its Affiliates or (B) prohibit general solicitations (not specifically targeted at such employees as described in the foregoing clause (i)) for employment through advertisements, trade publications, electronic media, bona fide third-party recruiting firms or other similar means.
Section 5.09    Exclusivity. The terms of the exclusivity agreement, dated December 31, 2024 (the “Exclusivity Agreement”), between the Parties are incorporated into this Agreement by reference and that the Exclusivity Period as defined therein is hereby extended, and the exclusivity obligations thereof shall continue in full force and effect, until the earlier to occur of the termination of this Agreement pursuant to Article VII hereof or the Closing; provided, however, the Exclusivity Period shall terminate immediately upon any breach of this Agreement by any Reinsurer Party.
Section 5.10    [***].
Section 5.11    Further Assurances. After the Closing, each of the Parties shall, and shall cause its respective Affiliates to, (i) execute and deliver, at the reasonable request of the other Party, such additional documents and instruments in form and substance reasonably acceptable to the providing Party, including any consents and other similar instruments in addition to those required by this Agreement, as may be reasonably required to give effect to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, and (ii) take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, that nothing in this Section 5.11 shall require any Party to accept any material liability, risk, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 5.12    Ceding Company Names and Marks. Except as expressly provided in the Transaction Agreements, in no event shall the Reinsurer or any of its Affiliates have any right to use, nor shall the Reinsurer or any of its Affiliates use, the trademarks of each Ceding Company or its Affiliates (collectively, the “Ceding Company Names and Marks”), or any other mark that is confusingly similar to any of the Ceding Company Names and Marks, in any jurisdiction worldwide.
Section 5.13    Privilege Preservation.

(a)    Recognizing that Willkie has acted as legal counsel to the Ceding Companies and their Affiliates prior to the Closing, all communications involving attorney-client confidences between any Ceding Company and its Affiliates and Willkie in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Ceding Company and its Affiliates. Accordingly, Reinsurer shall not have access to any such communications, or to the files of Willkie relating to such engagement, whether or not the Closing shall have occurred and such communications and files shall not constitute Books and Records for any purpose hereunder. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Ceding Companies and their Affiliates (and not Reinsurer) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Reinsurer shall not be a holder thereof, (b) to the extent that files of Willkie in respect of such engagement constitute property of the client, only the applicable Ceding Company and its Affiliates (and not Reinsurer) shall hold such property rights and (c) Willkie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Reinsurer with respect to such engagement.
(b)    Recognizing that Clifford Chance has acted as legal counsel to the Reinsurer and its Affiliates prior to the Closing, all communications involving attorney-client confidences between the Reinsurer and its Affiliates and Clifford Chance in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Reinsurer and its Affiliates. Accordingly, the Ceding Companies shall not have access to any such communications, or to the files of Clifford Chance relating to such engagement, whether or not the Closing shall have occurred and such communications and files shall not constitute Books and Records for any purpose hereunder. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Reinsurer and its Affiliates (and not the Ceding Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Ceding Company shall be a holder thereof, (b) to the extent that files of Clifford Chance in respect of such engagement constitute property of the client, only the Reinsurer and its Affiliates (and not the Ceding Companies) shall hold such property rights and (c) Clifford Chance shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Ceding Companies with respect to such engagement.
ARTICLE VI
CONDITIONS TO CLOSING AND RELATED MATTERS
Section 6.01    Conditions to the Obligations of Reinsurer and the Ceding Companies. The obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver by each party) at or prior to the Closing of the following conditions:
(a)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law, or issued a Governmental Order, that is in effect on the Closing Date and prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

(b)    Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained or made, and shall be in full force and effect, without the imposition of a Burdensome Condition on the Party seeking to invoke this condition.
Section 6.02    Conditions to Obligations of the Ceding Companies. The obligation of each Ceding Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by such Ceding Company, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) Reinsurer Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), (ii) the other representations and warranties of Reinsurer contained in Article IV shall be true and correct (without giving effect to any limitations as to materiality or Reinsurer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Reinsurer Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by Reinsurer or its Affiliates at or before the Closing shall have been complied with in all material respects and (iv) Reinsurer shall have delivered a certificate to the Ceding Companies dated as of the Closing Date to the effect that the conditions described in the foregoing clauses (i) – (iii) have been satisfied, signed by a duly authorized executive officer of Reinsurer.
(b)    [***].
Section 6.03    Conditions to Obligations of Reinsurer. The obligations of Reinsurer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Reinsurer, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) The Ceding Companies Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), (ii) the other representations and warranties of each Ceding Company contained in Article III (other than the representation and warranty set forth in clause (b) of Section 3.05 (Absence of Certain Changes)) shall be true and correct (without giving effect to any limitations as to materiality or Business Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Business Material Adverse Effect, (iii) the representation and warranty set forth in clause (b) of Section 3.05 (Absence of Certain Changes) shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, (iv) the covenants contained in this Agreement to be complied with by such Ceding Company or its Affiliates on or before the Closing shall have been complied with in all material respects and (v) each Ceding Company shall have delivered a certificate to Reinsurer dated as of the Closing Date to the effect that the conditions described in the foregoing clauses (i) – (iv) have been satisfied and that the applicable Recapture Amendment of the applicable Captive Reinsurance Agreements to which such Ceding Company is a party has occurred, signed by a duly authorized executive officer of each such Ceding Company.
(b)    No Material Adverse Effect. Since the date hereof, there shall not have occurred, any fact, event, circumstance, effect, development, condition, violation or occurrence that individually or in the aggregate has had a Business Material Adverse Effect.
Section 6.04    Frustration of Closing Condition. Neither the Ceding Companies nor Reinsurer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.
ARTICLE VII
TERMINATION AND WAIVER
Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:
(a)    by the mutual written consent of the Ceding Companies and Reinsurer;
(b)    by either Party, if the Closing has not occurred on or before November 24, 2025 (the “Outside Date”); provided, however, that, if on the date that would have been the Outside Date the conditions set forth in Section 6.01(b) are the only conditions in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either party may extend the Outside Date to February 23, 2026 upon delivering written notice of extension to the other party; provided, however, that the right to terminate or extend this Agreement under this Section 7.01(b) shall not be available to a Party if the failure of such occurrence was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(c)    by either the Ceding Companies or Reinsurer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by Reinsurer in the event of a breach by any of the Ceding Companies of any of such Ceding Company’s covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 6.03(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, such Ceding Company shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from Reinsurer requesting such breach to be cured; provided, however, that Reinsurer may not terminate this Agreement pursuant to this Section 7.01(d) at any time during which Reinsurer is in breach of this Agreement such that such Ceding Company has the right to terminate this Agreement pursuant to Section 7.01(e); and
(e)    by the Ceding Companies in the event of a breach by Reinsurer of any of Reinsurer’s covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 6.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Reinsurer shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from the Ceding Companies requesting such breach to be cured; provided, however, that the Ceding Companies may not terminate this Agreement pursuant to this Section 7.01(e) at any time during which a Ceding Company is in breach of this Agreement such that Reinsurer has the right to terminate this Agreement pursuant to Section 7.01(d).
Section 7.02    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other Party.
Section 7.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall thereafter become void and there shall be no liability on the part of any Party to this Agreement other than in respect of Section 5.07 (Confidentiality); [***]. The provisions of Section 1.01, Section 5.07, this Section 7.03 and Article IX shall survive any termination hereof pursuant to Section 7.01. Any Party may petition a court to award damages in connection with any breach by such other Party of the terms and conditions set forth in this Agreement, and the Parties agrees that such damages as may be sought shall not be limited to reimbursement of expenses or out-of-pocket costs (“Damages”). No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. The terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
Section 8.01    Survival of Representations, Warranties and Covenants.
(a)    The representations and warranties of the Ceding Companies and Reinsurer in this Agreement shall survive the Closing solely for purposes of this Article VIII and shall terminate and expire on the date that is [***] after the Closing Date; provided, that the Ceding Company Fundamental Representations and Reinsurer Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations and the representations and warranties of the Ceding Companies set forth in Section [***] shall survive until the date that is [***] after the Closing Date [***]. All of the covenants and agreements made by the Ceding Companies or Reinsurer in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the Closing, and all claims and causes of action with respect thereto, shall terminate on the date that is [***] after the

Closing Date, and no claim for breach or failure to perform any such covenant shall be made after such time. All of the covenants and agreements made by the Ceding Companies or Reinsurer in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the Closing, and all claims and causes of action with respect thereto, shall survive for the period provided in such covenants and agreements, if any, or until fully performed in accordance with their terms.
(b)    Any claim for indemnification in respect of any representation, warranty, covenant or agreement that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification for such claim is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
Section 8.02    Indemnification.
(a)    From and after the Closing, and subject to the limitations set forth in this Article VIII, each Ceding Company, [***], shall indemnify and hold harmless Reinsurer and its Affiliates and their respective successors and assigns (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses actually suffered by such Reinsurer Indemnified Persons to the extent resulting from or arising out of:
(i)    any breach or failure to be true of any representations or warranties of such Ceding Company under Article III hereof, other than the Ceding Company Fundamental Representations;
(ii)    any breach or failure to be true of any Ceding Company Fundamental Representations of such Ceding Company;
(iii)    any breach or nonfulfillment of any agreement or covenant of such Ceding Company under this Agreement;
(iv)    any Ceding Company Extra-Contractual Obligations (as defined in the Reinsurance Agreement); or
(v)    any Third-Party Claim relating to any Existing Reinsurance Agreement not set forth on Part II of Section 3.10 of the Ceding Companies Disclosure Schedule to the extent resulting from or arising out of a breach or alleged breach of the terms of such Existing Reinsurance Agreement due to the execution and delivery of any of the Transaction Agreements, the consummation of the transactions contemplated by the Transaction Agreements, the performance of the obligations contemplated by the Transaction Agreements or any other breach or alleged breach by the Ceding Companies or any of their Affiliates of such Existing Reinsurance Agreements.
(b)    From and after the Closing, and subject to the limitations set forth in this Article VIII, Reinsurer shall indemnify and hold harmless the Ceding Companies and their respective Affiliates and their respective successors and assigns (collectively, the “Ceding Company Indemnified Persons”) from and against any and all Indemnifiable Losses actually suffered by the Ceding Company Indemnified Persons to the extent resulting from or arising out of:
(i)    any breach or failure to be true of any representations or warranties of Reinsurer under Article IV hereof, other than Reinsurer Fundamental Representations;
(ii)    any breach or failure to be true of any Reinsurer Fundamental Representations;
(iii)    any breach or nonfulfillment of any agreement or covenant of Reinsurer under this Agreement; or
(iv)    [***].
(c)    For purposes of calculating the amount of any Indemnifiable Losses under this Article VIII and for purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement, each representation and warranty contained in this Agreement or any certificate delivered hereunder (other than in respect of Section 3.05 (Absence of Certain Changes), shall be read without regard to any materiality (including qualifiers as to “material,” “materially,” “in any material respect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase) or Business Material Adverse Effect or Reinsurer Material Adverse Effect qualifier contained therein.
(d)    If a Reinsurer Indemnified Person actually suffers any Indemnifiable Losses under Section 8.02(a) and, without limiting the requirements of or the rights provided to the Reinsurer Indemnified Person under this Article VIII, if such amounts are either agreed by the Parties to be actually suffered Indemnifiable Losses or determined as such by a court of competent jurisdiction to be payable to the Reinsurer Indemnified Person, the Ceding Companies shall reasonably allocate the responsibility for payment of such Indemnifiable Losses among the Ceding Companies based on each Ceding Company’s respective fault.
Section 8.03    Certain Limitations.
(a)    No Ceding Company shall be obligated to indemnify and hold harmless its Indemnitees for any claims or Indemnifiable Losses arising under Section 8.02(a)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims) involves Indemnifiable Losses in excess of [***] (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which such Ceding Company is responsible under clause (ii) below), (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 8.02(a)(i) in the aggregate with respect to all Ceding Companies exceeds [***] (the “Deductible”), at which point such Ceding Company shall be liable to its Indemnitees for the value of the Indemnitee’s claims for such claims or Indemnifiable Losses arising under Section 8.02(a)(i) that is in excess of the Deductible, subject to the limitations set forth in this Article VIII and (iii) the maximum aggregate liability of the Ceding Companies, in the aggregate, to Reinsurer Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 8.02(a)(i) shall be [***] (the “Cap”). The aggregate amount of all Indemnifiable Losses for which the Ceding Companies in the aggregate shall be liable pursuant to Section 8.02(a)(i), (a)(ii), and (a)(iii) shall not exceed [***] (the “Aggregate Cap”).
(b)    Reinsurer shall not be obligated to indemnify and hold harmless its Indemnitees for any claims or Indemnifiable Losses arising under Section 8.02(b)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims) involves Indemnifiable Losses in excess of the Threshold Amount (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which Reinsurer is responsible under clause (ii) below), (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 8.02(b)(i) exceeds the Deductible (the “Reinsurer Deductible”), at which point Reinsurer shall be liable to its Indemnitees for the value of the Indemnitee’s claims for such claims or Indemnifiable Losses arising under Section 8.02(b)(i) that is in excess of the Reinsurer Deductible, subject to the limitations set forth in this Article VIII and (iii) the maximum aggregate liability of Reinsurer to Ceding Company Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 8.02(b)(i) shall be an amount equal to the Cap. The aggregate amount of all Losses for which Reinsurer shall be liable pursuant to Sections 8.03(b)(i), 8.03(b)(ii) and 8.03(b)(iii) shall not exceed the sum of the Aggregate Cap.
(c)    Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable source of recovery, net of the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery. In the event an Indemnitee fails to use such commercially reasonable efforts, then the Indemnitor shall not be required to indemnify the Indemnitee for that portion of Indemnifiable Losses that could reasonably have been expected to have been avoided if the Indemnitee had used such commercially reasonable efforts.
(d)    The amount of any Indemnifiable Losses suffered by an Indemnitee shall be reduced (i) by any amount received by such Indemnitee or its Affiliates with respect thereto under any insurance policy, warranty or indemnity (calculated net of any reasonable and documented out-of-pocket expenses incurred by such Person or its Affiliates in collecting such amount and net of the amount of any actual increase in such Person's and its Affiliates annual insurance premium directly arising out of the claim for such Indemnifiable Loss), or otherwise from any non-Affiliate alleged to be responsible for any Indemnifiable Losses (calculated net of any reasonable and documented out-of-pocket expenses incurred by such Person in collecting such amounts) and (ii) the amount of any Tax benefit realizable by such Indemnitee or its Affiliates with respect to such Indemnifiable Loss. The Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance policies, warranties or indemnities, or recoverable from non-Affiliates, with respect to Indemnifiable Losses incurred by such Indemnitee. If the Indemnitee or its Affiliate receives any amounts under insurance policies, warranties or indemnitees, or from any non-Affiliate alleged to be responsible for any Indemnifiable Losses, in each case in connection with a matter giving rise to an indemnification payment, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee or its Affiliates, in each case net of any deductible, retention, costs or other expenses incurred by the Indemnitee in connection therewith and net of the amount of any increase in such Person's and its Affiliates' annual insurance premium arising out of such Indemnifiable Loss.
(e)    Notwithstanding anything to the contrary contained in this Agreement, no Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related liability or obligation is reflected or provided for in the Final Closing Statement.
(f)    Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For the avoidance of doubt, no party shall be entitled to collect indemnification with respect to the same underlying subject matter more than once.
(g)    [***].
Section 8.04    Definitions.
(a)    “Indemnifiable Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) other than amounts constituting special, indirect, incidental, consequential or punitive damages (including any damages on a lost profits, lost revenue, multiples or similar basis), except to the extent that (i) any such damages are actually recovered against an Indemnitee pursuant to a Third-Party Claim, or (ii) solely with respect to consequential damages (including (i) lost value [***], (ii) lost profits and (iii) lost revenue), (1) such damages are recoverable under the laws of the State of New York, (2) the Indemnitee satisfies all elements necessary for proof of such damages under such laws and (3) such damages result from or arise out of the Business as currently conducted and shall not take into account any current or future plans for the Business following the Closing Date regardless of whether such plans are communicated to or known by the Seller;
(b)    “Indemnitee” means any Person entitled to indemnification under this Agreement;

(c)    “Indemnitor” means any Person required to provide indemnification under this Agreement;
(d)    “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and
(e)    “Third-Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among parties to this Agreement or their respective Affiliates will not be Third-Party Claims hereunder.
Section 8.05    Procedures.
(a)    No Indemnitee shall be entitled to any indemnification hereunder unless it has given to the Indemnitor a written notice relating to the potential claim (a “Claim Notice”). The Claim Notice shall be given as promptly as practicable after the Indemnitee becomes aware of the facts that may give rise to a claim for indemnification hereunder. The Claim Notice shall state in reasonable detail the nature of the claim, identify the sections of this Agreement which form the basis for such claim, set forth the estimated amount of the Indemnifiable Losses that have been or may be sustained by the Indemnitee relating to such claim and, if the Indemnitee is a Reinsurer Indemnified Person, to the extent within the Knowledge of the Reinsurer, the Reinsurer shall provide details about such Indemnifiable Losses to the Ceding Companies to assist the Ceding Companies to reasonably allocate the responsibility for payment of such Indemnifiable Losses among the Ceding Companies. The failure of an Indemnitee to give a Claim Notice shall not relieve the Indemnitor of its obligations under this Article VIII, except to the extent that the Indemnitor is actually prejudiced by the failure to give such Claim Notice and the failure to (i) have such Knowledge or (ii) to provide such details in cases where the provision of such details in the reasonable determination of the Reinsurer or any Reinsurer Indemnified Person may adversely affect to a non-de minimis extent any such Person's right to indemnification hereunder shall not relieve the Ceding Companies of their obligations under this Article VIII. The Indemnitor shall have no liability with respect to any fees or expenses incurred by the Indemnitee relating to the defense of such Claim prior to the time the Claim Notice is received by the Indemnitor.
(b)    If a Claim Notice relates to a Third-Party Claim, the Indemnitor shall be entitled to participate in the defense of any Third-Party Claim and, if it so chooses by giving written notice to the Indemnitee within thirty (30) days after its receipt of the Claim Notice with respect to such Third-Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, at the Indemnitor’s expense. Should the Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense in accordance with this Section 8.05(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third-Party Claim as provided above) and (ii) if the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnitor and both (x) such Indemnitee shall have been reasonably advised by its counsel that an actual conflict of interest exists between the Indemnified Party and the Indemnitor and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, and (y) an actual conflict exists, then the Indemnitor shall be liable for the reasonable fees and expenses of separate counsel retained by the Indemnitee (but no more than one separate counsel for all Indemnitees, taken together, with respect to such Third-Party Claim). If the Indemnitor chooses to defend any Third-Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third-Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent. If the Indemnitor has assumed the defense of a Third-Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third-Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third-Party Claim without the written consent of the Indemnitee if such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee.
(c)    Notwithstanding anything to the contrary in this Section 8.05, the Indemnitee (and not the Indemnitor) shall have the exclusive right to assume the defense and control of any Third-Party Claim, if (A) the Indemnitee in good faith determines that the nature of the Third-Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on the Indemnitee or its Affiliates or (B) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such Third-Party Claim seeks an injunction or equitable relief against the Indemnitee that can be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third-Party Claim for money damages.
Section 8.06    Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any Claim Notice by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third-Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

Section 8.07    Sole Remedy. The Parties acknowledge and agree that, except (a) as provided in Section 2.04 or Section 9.13, (b) other equitable remedies that cannot be waived as a matter of law, or (c) in the event of Fraud regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement or in any certificate furnished in connection with the Closing, if the Closing occurs, the provisions set forth in this Article VIII shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, or for any other claim under or arising out of this Agreement.
Section 8.08    Treatment of Indemnity Payment. The Parties shall treat any Indemnity Payment as an adjustment to the amount of the Adjusted Gross Statutory-to-Economic Reserve Adjustment for U.S. federal income tax purposes, except as otherwise required by applicable Law.
Section 8.09    Right to Indemnification. Notwithstanding any other provision in this Agreement to the contrary, the rights of the Indemnitee under this Article VIII shall not be affected by any investigation conducted, or any knowledge acquired, at any time, whether before or after the execution and delivery of this Agreement and, with respect to the accuracy or inaccuracy of or compliance with, any of the representations and warranties set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, agreement, condition and obligation set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, agreements, conditions and obligations.
ARTICLE IX
GENERAL PROVISIONS
Section 9.01    Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.02    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 9.02):

(a)    if to EFLIC, EFLOA or EFLA:
Equitable Financial Life Insurance Company
1345 Avenue of the Americas
New York, NY 10105
Attention:    Nick Chan;
Rebecca Sayles
E-mail:        nick.chan@equitable.com
rebecca.sayles@equitable.com
with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:    John Schwolsky
        Howard Block
E-mail:        jschwolsky@willkie.com
        hblock@willkie.com

(b)    if to Reinsurer:
RGA Reinsurance Company
16600 Swingley Ridge Road
Chesterfield, Missouri 63017
Email: quentin.marsh@rgare.com
Attention: Quentin Marsh
with a copy (which shall not constitute) to:
Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10001-1696
Attention:    Francis R. Monaco
        Joseph Cosentino
Email:    Francis.Monaco@cliffordchance.com
    Joseph.Cosentino@cliffordchance.com
Section 9.03    Public Announcements.
(a)    No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Notwithstanding the foregoing exception, the parties understand that publicly disclosing any of the terms and conditions of this Agreement or the other Transaction Agreements without redacting certain provisions (including any Schedule or Exhibit hereto) would be detrimental to the parties, would likely result in competitive harm to the parties or would have a material, adverse effect on the parties. In connection therewith, the parties agree (i) to work in good faith to determine whether the terms and conditions of this Agreement or the Transaction Agreements are required to be publicly disclosed pursuant to applicable Law or stock exchange rules, and (ii) to use commercially reasonable efforts to cooperate with such other party, at such other party’s request and its expense, to protect the confidentiality of the same in any such public disclosure.
(b)    If a party determines that such public disclosure is necessary, the party making such public disclosure will: (i) provide a copy of the public disclosure documents as soon as practicable before filing, (ii) work in good faith with the other parties to redact private or confidential provisions in such public disclosures as permitted by applicable Law and otherwise seek confidential treatment for the terms and conditions of this Agreement and the Transaction Agreements, and (iii) promptly notify the other parties if the disclosing party is requested or required to publicly disclose any redacted terms of this Agreement or any Transaction Agreement and work in good faith with the other parties in efforts to resist such disclosure.
(c)    The parties acknowledge that each party has the right and obligation to make its own final determinations about its disclosure requirements under applicable Law. The parties further acknowledge and agree that nothing contained herein shall prohibit a party from making: (i) internal announcements to their respective employees that are not inconsistent with the Parties’ prior public disclosures regarding the transaction, (ii) announcements to the investment community or reinsurers and communications with its agents, administrators, service providers or rating agencies, in each case, that are not inconsistent with the Parties’ prior public disclosures regarding the transaction and (iii) any such other public communications to the extent reasonably necessary in order to perform its obligations and to enforce its rights and remedies, including with respect to any disputes, arising under this Agreement or the Transaction Agreements.
Section 9.04    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
Section 9.05    Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement (to the extent not in conflict with this Agreement) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Companies and/or their respective Affiliates, on the one hand, and Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.
Section 9.06    Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 9.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 9.07    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties (and, as provided in Article VIII, the Reinsurer Indemnified Persons and the Ceding Company Indemnified Parties solely to the extent provided therein) and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision contained herein.
Section 9.08    Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 9.09    Schedules. Any disclosure set forth in the Ceding Companies Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections would be reasonably apparent. Matters reflected in any Section of the Ceding Companies Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Ceding Companies Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 9.10    Submission to Jurisdiction.
(a)    Each of the Ceding Companies and Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this

Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)    Any such Action may and shall be brought in such courts and each of the Ceding Companies and Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)    Service of process in any Action may be affected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.02.
(d)    Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 9.11    Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 9.12    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 9.13    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 9.10(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement (other than any such challenge that an applicable alleged underlying breach of this Agreement has not occurred), and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief that the other Parties have an adequate remedy at Law or such relief is not an appropriate remedy at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, following the Closing, no Party shall be entitled to any rescission of this Agreement or the transactions contemplated hereby.
Section 9.14    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement or to exercise any right, power or privilege under this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 9.15    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) any statement that a document has been “delivered,” “provided” or “made available” to Reinsurer means that such document has been uploaded to the Data Room not later than two (2) Business Days prior to the date of this Agreement; (l) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (o) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (p) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (q) all capitalized terms used without definition in the Schedules and Exhibits referred to herein shall have the meanings ascribed to such terms in this Agreement; (r) the word “or” need not be disjunctive; and (s) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning.
Section 9.16    Reserves. Notwithstanding anything to the contrary in this Agreement, none of the Ceding Companies or any of their Affiliates make any representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of any Ceding Company or any of their Affiliates, for any purpose of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of such Ceding Company, (b) the future profitability of the Business or (c) except as expressly set forth in the representations and warranties set forth in Article III, the effect of the adequacy or sufficiency of the reserves of any Ceding Company on any “line item” or asset, liability or equity amount in any financial or other document.
Section 9.17    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 9.18    Reinsurer Deliveries. Reinsurer agrees and acknowledges that all documents or other items delivered or made available to Reinsurer’s Representatives shall be deemed to be delivered or made available, as the case may be, to Reinsurer for all purposes hereunder.
Section 9.19    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 9.20    Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
Section 9.21    Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding will be reimbursed by the other party.
Section 9.22    Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
By         /s/ Robin M. Raju
Name: Robin M. Raju
Title: Chief Financial Officer
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
By        /s/ Robin M. Raju
Name: Robin M. Raju
Title: Chief Financial Officer
EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY
By        /s/ Robin M. Raju
Name: Robin M. Raju
Title: Chief Financial Officer
RGA REINSURANCE COMPANY
By        /s/ Ronald Hermann
Name: Ronald Hermann
Title: Director and Chairman